Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

EXTERRAN HOLDING COMPANY NL B.V.
(the “SELLER”)

and

EXTERRAN ENERGY SOLUTIONS, L.P.

(the “SELLER GUARANTOR”)

and

IRONLINE COMPRESSION HOLDINGS LTD.
(the “PURCHASER”)

and

STAPLE STREET CAPITAL LLC
(the “PARENT”)

June 28, 2013

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF PURCHASED SHARES		1

1.01	Purchase and Sale of Purchased Shares	1
1.02	Purchase Price	2
1.03	Working Capital and Purchased AR Amount Calculations	2
1.04	Payment of Working Capital Adjustments	4
1.05	Payment of Purchased Accounts Receivable Adjustments	5
1.06	Payment of Interim Cash Funding	6
1.07	Earn-Out Payments	6
1.08	Assumed Liabilities	9

ARTICLE II THE CLOSING		9

2.01	The Closing	9
2.02	The Closing Transactions	10
2.03	Seller’s Closing Documents	11
2.04	Purchaser’s and Parent’s Closing Documents	12

ARTICLE III CONDITIONS TO CLOSING		14

3.01	Conditions to the Purchaser’s and Parent’s Obligations	14
3.02	Conditions to the Seller’s Obligations	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE PARTNERSHIP		15

4.01	Organization and Partnership Matters	15
4.02	Subsidiaries; Right to Acquire Interests	16
4.03	Authorization; No Breach; Valid and Binding Agreement	16
4.04	Partnership Interests	16
4.05	Books and Records	17
4.06	Absence of Certain Developments	17
4.07	Title to Properties	18
4.08	Tax Matters	19
4.09	Contracts and Commitments	19
4.10	Intellectual Property	21
4.11	Litigation	21
4.12	Governmental Authorities; Consents	21
4.13	Employee Benefit Plans	22
4.14	Compliance with Laws	22
4.15	Environmental Compliance and Conditions	22
4.16	Labour and Employment	23
4.17	Insurance	23
4.18	Transaction Expenses	24
4.19	Transactions with Affiliates	24
4.20	Accounts Receivable	24
4.21	Sufficiency of Assets	24
4.22	Substantial Customers and Suppliers	25
4.23	GST, PST and HST Matters	25
4.24	Other Disclosures	25
4.25	Regulatory Matters	26
4.26	Certain Payments	26

4.27	No Indebtedness as of the Closing	26

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER AND THE PARTNERS		26

5.01	Seller	26
5.02	General Partner	27
5.03	Limited Partner	32

ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER AND THE PARENT		34

6.01	Organization and Corporate Power	34
6.02	Authorization; Valid and Binding Agreement and Seller Note	35
6.03	No Violation	35
6.04	Governmental Authorities; Consents	35
6.05	Litigation	36
6.06	Brokerage	36
6.07	Available Financing	36
6.08	Tax Status	36

ARTICLE VII COVENANTS OF THE SELLER		37

7.01	Conduct of the Business	37
7.02	Pre-Closing Transactions	38
7.03	Books and Records	39
7.04	Conditions	39
7.05	Exclusivity	39
7.06	Access and Cooperation	40
7.07	Partnership Confidential Information	40
7.08	Seller Guarantor Guarantee	41
7.09	Cycle Inventory Count	41
7.10	Certain Payments	41

ARTICLE VIII COVENANTS OF THE PURCHASER AND THE PARENT		42

8.01	Pre-Closing Transactions	42
8.02	Access to Books and Records	42
8.03	Use of Names	43
8.04	Conditions	44
8.05	US Employee Benefit Plans	44
8.06	Restriction on Dividends and Other Distributions	44
8.07	Provision of Financial Statements	44
8.08	Release from Lease Indemnity	45

ARTICLE IX INDEMNIFICATION		45

9.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	45
9.02	Indemnification from the Seller for the Benefit of the Purchaser	46
9.03	Indemnification by the Purchaser for the Benefit of the Seller	49
9.04	Notice of Claim	49
9.05	Defence of Third Party Claims	50
9.06	Assistance for Third Party Claims	50
9.07	Settlement of Third Party Claims	51
9.08	Direct Claims	51
9.09	Payment	51
9.10	Insurance	52
9.11	Reductions and Subrogation	52

ii

9.12	Additional Provisions	52
9.13	No Recourse	52

ARTICLE X TERMINATION		53

10.01	Termination	53
10.02	Effect of Termination	54
10.03	Deposit	54

ARTICLE XI ADDITIONAL COVENANTS		55

11.01	Further Assurances	55
11.02	Disclosure Generally	55
11.03	Additions and Changes to Disclosure Letter	55
11.04	Release	56
11.05	Information	56

ARTICLE XII TAX MATTERS		56

12.01	Interim Period Tax Related Obligations of Seller	56
12.02	Partnership Information Returns and Tax Returns	57
12.03	Tax Refunds	58
12.04	Tax Claims	59
12.05	Assistance and Cooperation	60
12.06	Straddle Period	61

ARTICLE XIII PRIVACY MATTERS		61

13.01	Privacy Matters	61

ARTICLE XIV DEFINITIONS		62

14.01	Definitions	62
14.02	Other Definitional Provisions - Successor Laws	73

ARTICLE XV MISCELLANEOUS		73

15.01	Press Releases and Communications	73
15.02	Expenses	74
15.03	Notices	74
15.04	Assignment	75
15.05	Severability	76
15.06	References	76
15.07	Construction	76
15.08	Amendment and Waiver	77
15.09	Complete Agreement	77
15.10	Third-Party Beneficiaries	77
15.11	Prevailing Party	77
15.12	Electronic Delivery	77
15.13	Counterparts	78
15.14	Governing Law; Exclusive Venue and Consent to Jurisdiction	78
15.15	Specific Performance	78
15.16	Time	78
15.17	Waiver of Consequential Damages	78
15.18	Exchange Rate	78
15.19	Conflicts	79
15.20	Exhibits	79

iii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is dated as of the 28th day of June, 2013 and is made among Exterran Holding Company NL B.V., as Seller (the “Seller”), Exterran Energy Solutions, L.P. (the “Seller Guarantor”), Ironline Compression Holdings Ltd., as Purchaser (the “Purchaser”), and Staple Street Capital LLC (“Parent”).

WHEREAS the Seller is the owner of all of the issued and outstanding shares in the share capital of Exterran Canadian Partnership Holdings GP ULC (the “General Partner”) comprised of 101,809,078 common shares in the share capital of the General Partner (the “Purchased Shares”), particulars of which are described in Exhibit A attached hereto;

AND WHEREAS the General Partner is the owner of all of the issued and outstanding shares in the share capital of Exterran Canadian Partnership Holdings LP Company (the “Limited Partner”) comprised of one common share in the share capital of the Limited Partner (the “LP Shares”), particulars of which are described in Exhibit B attached hereto;

AND WHEREAS the General Partner is the owner of a 99.99993% general partnership interest in Exterran Canada, Limited Partnership (the “Partnership”) and the Limited Partner is the owner of a 0.00007% limited partnership interest in the Partnership (such partnership interests, collectively, the “Partnership Interests”);

AND WHEREAS the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Purchased Shares, on the terms and subject to the conditions set forth herein;

AND WHEREAS simultaneous with the execution and delivery of this Agreement, the Seller, the Purchaser and BOKF, NA DBA Bank of Texas (the “Deposit Escrow Agent”) are entering into a deposit escrow agreement (the “Deposit Escrow Agreement”);

AND WHEREAS the Purchaser is an affiliate of Parent;

NOW THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF PURCHASED SHARES

1.01        Purchase and Sale of Purchased Shares

At the Closing, in consideration of the Purchase Price, and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, the Purchased Shares, free and clear of all Liens (other than any Liens created by the Purchaser and other than restrictions on sales or transfers of securities after the Closing Date under applicable securities Laws).

1.02        Purchase Price

(a)           The aggregate purchase price (the “Purchase Price”) payable for the Purchased Shares shall be an amount equal to:

(i)            US$14,450,000 (the “Base Cash Consideration”);

(ii)           plus C$6,643,300, which shall be evidenced as the initial principal amount of the Seller Note, subject to adjustment as set forth herein;

(iii)          plus any Earn-Out Payment or Reduced Earn-Out Payment, as applicable, payable pursuant to Section 1.07;

(iv)          plus the amount, if any, by which the Actual Working Capital exceeds the Threshold Working Capital (or, if applicable, less the amount, if any, by which the Actual Working Capital is less than the Threshold Working Capital);

(v)           plus the amount, if any, by which the Actual Purchased AR Amount exceeds the Threshold AR Amount (or, if applicable, less the amount, if any, by which the Actual Purchased AR Amount is less than the Threshold AR Amount);

(vi)          plus the Applicable Period Interim Cash Funding Amount, if applicable; and

(vii)         plus the Excluded Tax Refunds, if applicable.

(b)           Upon the execution and delivery of this Agreement, the Purchaser shall deliver to the Deposit Escrow Agent a deposit (the “Deposit”) in the amount of US$750,000 to be held by the Deposit Escrow Agent in accordance with the terms of this Agreement and the Deposit Escrow Agreement.

(c)           The Purchase Price shall be paid to the Seller in such manner and subject to such adjustment as set forth in this Agreement.

(d)           The Purchase Price shall be allocated among the Purchased Shares by dividing the Purchase Price by the number of Purchased Shares.

1.03        Working Capital and Purchased AR Amount Calculations

(a)           As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Purchaser shall deliver to the Seller, in each case determined as of the applicable Cut-Off Date (i) a consolidated balance sheet of the General Partner (the “Closing Balance Sheet”), (ii) a statement (the “Actual Working Capital Statement”) showing the calculation of the Working Capital derived from the Closing Balance Sheet and as adjusted in accordance with this Section 1.03(a) (the “Actual Working Capital”), and (iii) a statement (the “Actual Purchased AR Amount Statement”, and together with the Closing Balance Sheet and the Actual Working Capital Statement, the “Actual Closing Statements”) showing the calculation of the amount of the Purchased Accounts Receivable derived from the Closing Balance Sheet (the “Actual Purchased AR Amount”).  The Actual Closing Statements shall be prepared in accordance with the

Accounting Standards and presented in US dollars.  “Accounting Standards” means, with respect to any point in time or period of measurement, the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used on the Reference Date, and in all cases without giving effect to the transactions contemplated by this Agreement, and maintaining aggregate inventory reserves not less than the amount reflected on the Reference Date Balance Sheet.  The Actual Working Capital shall be determined using adjustments that are consistent with the adjustments contained in the calculation of the Sample Working Capital, except that Inventory shall be determined as follows:

(i)            if the value of any given item of Inventory is included in the consolidated balance sheet of the General Partner as of the Reference Date (the “Reference Date Balance Sheet”), then the value of such item by location used to calculate the Actual Working Capital shall be the value of such item as included in the Reference Date Balance Sheet, net of applicable reserves;

(ii)           if the value of any given item of Inventory is not included in the Reference Date Balance Sheet, then the value of such item used to calculate the Actual Working Capital shall be the value of such item as set out in the Closing Balance Sheet, provided that the value of any such inventory item shall be no higher than the weighted average unit cost for that given item, and in all instances, net of applicable reserves;

(iii)          the aggregate Inventory reserves taken into account in determining Actual Working Capital shall not be less than the aggregate Inventory reserves reflected in the Reference Date Balance Sheet; and

(iv)          the aggregate inventory reserve shall be reversed by $170,000, but no more than $170,000, from the aggregate inventory reserves as of the Closing Balance Sheet.  For the avoidance of doubt, subsequent to December 31, 2012 and through the Cut-Off Date, there shall be no other releases of reserves; provided, however, that any fluctuations in reserves in the ordinary course and consistent with past practices related to normal currency exchange fluctuations, changes in quantities on-hand and changes in usage buckets, and in all cases subject to Section 1.03(a)(iii), shall be permitted.

(b)           The Seller and its accountants may make inquiries of the Purchaser and its accountants regarding questions concerning, or disagreements with, the Actual Closing Statements and shall be given access, upon every reasonable request, to the books and records of the Partnership and the Partners and all working papers created in connection with the preparation of the Actual Closing Statements to verify the accuracy, presentation and other matters relating to the preparation of the Actual Closing Statements and the calculation of the Actual Working Capital and the Actual Purchased AR Amount.  The Seller’s right of access under this Section 1.03(b) shall terminate immediately upon the final determination of the Actual Working Capital and Actual Purchased AR Amount pursuant to this Section 1.03.

(c)           If the Seller has any objections to the Actual Closing Statements, or any of them, then it shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”).  If an Objections Statement is not delivered by the Seller to the Purchaser within thirty (30) days after delivery of the Actual Closing Statements, then the Actual Closing Statements, or such of them as may not be the subject of an objection, if any, shall be deemed to be final, binding and non-appealable by the parties.  If an Objections Statement is delivered by the Seller to the Purchaser within thirty (30) days after the delivery of the Actual Closing Statements, then the Purchaser and the Seller shall negotiate in good faith to resolve any such objections.

(d)           If the Purchaser and Seller do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, then the Purchaser and the Seller shall submit such dispute to BDO Canada LLP or such other nationally recognized independent accounting firm as may be approved by the Purchaser and the Seller (the “Dispute Resolution Auditor”).  The parties shall provide the Dispute Resolution Auditor with the Objections Statement and a written statement itemizing those portions of the Objections Statement which the Purchaser and the Seller are unable to resolve (the “Dispute Statement”).  Any submissions to the Dispute Resolution Auditor that are in addition to the Objections Statement and the Dispute Statement must be in writing and delivered to each other party to the dispute.

(e)           The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Dispute Statement. The Dispute Resolution Auditor’s determination will be based solely on the definition and method of calculation of the Actual Working Capital and/or Actual Purchased AR Amount contained or referred to (as the case may be) herein.  The Purchaser and the Seller shall use commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination shall be based solely on the presentations by the Seller and the Purchaser which are in accordance with the terms and procedures set forth in this Agreement and, for greater certainty, not on the basis of an independent review.  The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding on, and non-appealable by, the parties.  The costs and expenses of the Dispute Resolution Auditor shall be allocated as to 50% thereof to the Seller and 50% thereof to the Purchaser.

1.04        Payment of Working Capital Adjustments

(a)           If the Actual Working Capital as finally determined pursuant to Section 1.03 is greater than the Threshold Working Capital (the absolute amount of such difference being referred to herein as the “WC Surplus”), then:

(i)            the Purchase Price shall be increased by an amount equal to the WC Surplus by increasing the principal amount of the Seller Note by an amount equal to the WC Surplus (effective, for purposes of calculating interest payments thereunder, as of the Closing Date); and

(ii)           the cash portion of the Purchase Price shall remain unchanged.

(b)           If the Actual Working Capital as finally determined pursuant to Section 1.03 is less than the Threshold Working Capital (the absolute amount of such difference being referred to herein as the “WC Deficiency”), then:

(i)            the Purchase Price shall be decreased by an amount equal to the WC Deficiency by decreasing the principal amount of the Seller Note by an amount equal to the WC Deficiency (effective, for purposes of calculating interest payments thereunder, as of the Closing Date); and

(ii)           the cash portion of the Purchase Price shall remain unchanged.

1.05        Payment of Purchased Accounts Receivable Adjustments

(a)           If the Actual Purchased AR Amount as finally determined pursuant to Section 1.03 is greater than the Threshold AR Amount (the absolute amount of such difference being referred to herein as the “AR Surplus”), and:

(i)            there was an Estimated AR Deficiency (as defined in Section 2.01(c)), then:

(A)          an amount equal to the Estimated AR Deficiency shall be paid promptly by the Purchaser to the Seller; and

(B)          the principal amount of the Seller Note shall be increased by an amount equal to the AR Surplus (effective, for purposes of calculating interest payments thereunder, as of the Closing Date); or

(ii)           there was an Estimated AR Surplus, then the principal amount of the Seller Note shall be increased by an amount equal to the AR Surplus (effective, for purposes of calculating interest payments thereunder, as of the Closing Date).

(b)           If the Actual Purchased AR Amount as finally determined pursuant to Section 1.03 is less than the Threshold AR Amount (the absolute amount of such difference being referred to herein as the “AR Deficiency”), and:

(i)            there was an Estimated AR Deficiency, then:

(A)          if the AR Deficiency is greater than the Estimated AR Deficiency, the Seller will promptly pay the Purchaser the absolute value of the difference between the AR Deficiency and the Estimated AR Deficiency; or

(B)          if the AR Deficiency is less than the Estimated AR Deficiency, the Purchaser will promptly pay the Seller the absolute value of the difference between the AR Deficiency and the Estimated AR Deficiency; or

(ii)           there was an Estimated AR Surplus, then an amount equal to the AR Deficiency shall be promptly paid by the Seller to the Purchaser.

1.06        Payment of Interim Cash Funding

Between the Cut-Off Date and the Closing Date (such period, an “Interim Funding Period”), the Seller or its Affiliates will, if needed, provide cash to the Partners to meet the Partnership’s current obligations (such amount, if any, the “Interim Cash Funding Amount”).  The Seller will provide to the Purchaser within three (3) Business Days after the Closing a statement (the “Interim Cash Funding Statement”) showing the amount of each funding thereof.  The Interim Cash Funding Amount for the period between the Cut-Off Date and the actual Closing Date is referred to herein as the “Applicable Period Interim Cash Funding Amount”, which amount, for the avoidance of doubt shall only relate to a single Interim Funding Period.  Within five (5) days after receipt of the Interim Cash Funding Statement and so long as the Closing has occurred, the Purchaser will remit the Applicable Period Interim Cash Funding Amount to the Seller or its Affiliate, as applicable.  If the Closing occurs, the Seller shall not have any right to any Cash of the Partnership and the Partners after the Cut-Off Date (provided that, for greater certainty, nothing in this sentence shall negate or diminish any of the Purchaser’s payment obligations pursuant to this Agreement, whether in respect of the Applicable Period Interim Cash Funding Amount under this Section 1.06, Working Capital adjustments under Section 1.04, accounts receivable adjustments under Section 1.05 or otherwise).

1.07        Earn-Out Payments

(a)           As additional consideration for the sale and transfer of the Purchased Shares to the Purchaser, the Purchaser agrees to pay to the Seller the Earn-Out Payment or the Reduced Earn-Out Payment, as the case may be, in accordance with and upon the satisfaction of the conditions applicable to each such payment as set forth below:

(i)            if the General Partner (or any successor to the business conducted by the Partnership directly or indirectly owned by the Parent) generates consolidated annual audited earnings before interest, taxes, depreciation and amortization (“EBITDA”) greater than C$7,500,000 for any fiscal year of the General Partner (or any successor to the General Partner or the business carried on by the Partnership) up to and including the fiscal year ended in 2016, and provided that at such time the Purchaser or the Parent continues to directly or indirectly hold a controlling interest in the General Partner or such successor to the business conducted by the Partnership, then the Purchaser shall pay to the Seller the Earn-Out Payment; for purposes of this section, EBITDA shall be calculated in accordance with Canadian GAAP applied consistently with the Accounting Standards, shall be calculated before the payment of any management fees payable to the Parent or its Affiliates, and, if applicable, for that subject fiscal year, shall include net gains arising from fixed asset sales but only in an amount equal to (A) net gains realized from all such fixed asset sales, if any, less (B) any gross capital expenditures other than maintenance capital expenditures (for the avoidance of doubt, in no event will such net gains less gross capital expenditures other than maintenance capital expenditures be less than zero or otherwise reduce EBITDA);

(ii)           if on or prior to the end of the General Partner’s fiscal year ended 2016, the Parent or the Purchaser no longer directly or indirectly holds a controlling interest in the General Partner, the Limited Partner, the Partnership or any successor to the business conducted by the Partnership (such that the business conducted by the Partnership as of the Closing Date is no longer directly or indirectly controlled by the Purchaser) as a result of a sale or sales of such interest to one or more third parties for total consideration (including the aggregate consideration received in respect of all prior sales by the Parent or the Purchaser of any direct or indirect interest in the General Partner, the Limited Partner, the Partnership or any successor to the business conducted by the Partnership that together with such sale results in the Parent or the Purchaser no longer having a controlling interest) representing an enterprise value of the business in excess of C$34,000,000 (net of third party transaction-related fees and expenses), then the Purchaser shall pay to the Seller the Earn-Out Payment (for greater certainty, in connection with any sale of a controlling interest of, but less than all of the ownership of, the General Partner, the Limited Partner, the Partnership or the business, the total consideration received by the Parent or the Purchaser (including the aggregate consideration received in respect of all prior sales) shall be compared to a pro rata portion of C$34,000,000 based on the percentage ownership of the General Partner, the Limited Partner, the Partnership or the business sold by the Parent or the Purchaser); or

(iii)                               if on or prior to the end of the General Partner’s fiscal year ended 2016, the Parent or the Purchaser no longer directly or indirectly holds a controlling interest in the General Partner, the Limited Partner, the Partnership or any successor to the business conducted by the Partnership (such that the business conducted by the Partnership as of the Closing Date is no longer directly or indirectly controlled by the Purchaser) as a result of a sale or sales of such interest to one or more third parties for total consideration (including the aggregate consideration received in respect of all prior sales by the Parent or the Purchaser of any direct or indirect interest in the General Partner, the Limited Partner, the Partnership or any successor to the business conducted by the Partnership that together with such sale results in the Parent or the Purchaser no longer having a controlling interest) representing an enterprise value of the business of between C$24,000,000 and C$34,000,000 (in each case net of third party transaction-related fees and expenses), then the Purchaser shall pay to the Seller the Reduced Earn-Out Payment (for greater certainty, in connection with any sale of a controlling interest of, but less than all of, the ownership of the General Partner, the Limited Partner, the Partnership or the business, the total consideration (including the aggregate consideration received in respect of all prior sales)  received by the Parent or the Purchaser shall be compared to a pro rata portion of C$24,000,000 and C$34,000,000 based on the percentage ownership of the General Partner, the Limited Partner, the Partnership or the business sold by the Parent or the Purchaser).

(b)                                 The Earn-Out Payment or Reduced Earn-Out Payment, if any, shall only become due and shall be paid by the Purchaser on the earlier of (i) 5.5 years after the Closing Date, or (ii) the date on which the Parent no longer has a direct or indirect controlling interest in the General Partner, the Limited Partner, the Partnership or any successor to the business conducted by the Partnership (such that the business conducted by the Partnership as of the Closing Date is no longer directly or indirectly controlled by the Purchaser).  Such payment (if any) shall be paid by wire transfer of same day funds to a bank account designated by the Seller.

(c)                                  Until the earlier of the end of the General Partner’s fiscal year ended 2016 or the payment of the Earn-Out Payment or Reduced Earn-Out Payment:

(i)                                     not later than the earlier to occur of (A) ten (10) Business Days after the General Partner completes the preparation of its audited financial statements for the subject fiscal year and (B) one hundred and fifty (150) days after the end of the subject fiscal year, the Purchaser shall prepare or cause to be prepared and delivered to the Seller a statement (1) setting out the EBITDA of the General Partner (or any successor to the General Partner or the business carried on by the Partnership) for such fiscal year, (2) setting out the Parent’s direct and indirect ownership interest in the General Partner, the Limited Partner and the Partnership (or any successor to the General Partner, the Limited Partner or the business carried on by the Partnership) as at the end of such fiscal year, and (3) confirming whether or not the Earn-Out Payment has been earned; and

(ii)                                  not later than twenty (20) days before the intended closing of any transaction following which the Parent will no longer directly or indirectly hold a controlling interest in the General Partner, the Limited Partner, the Partnership or any successor to the business conducted by the Partnership (such that the business conducted by the Partnership as of the Closing Date is no longer directly or indirectly controlled by the Purchaser) as a result of a sale or sales to one or more third parties, the Purchaser shall prepare or cause to be prepared and delivered to the Seller a statement setting out the total consideration directly or indirectly payable to the Parent in connection with such sale and the amount of any third party transaction-related fees and expenses and confirming whether or not the Earn-Out Payment or a Reduced Earn-Out Payment has been earned (each such statement being referred to herein as an “Earn-Out Statement”).

(d)                                 The Purchaser shall provide the Seller with reasonable access to copies of all working papers and other relevant documents to verify the information contained in the Earn-Out Statement.  The Seller shall have a period of thirty (30) Business Days after delivery of the Earn-Out Statement to review the Earn-Out Statement and make any objections in writing to the Purchaser.  If written objections to the Earn-Out Statement are delivered to the Purchaser within such thirty (30) Business Day period, then the Purchaser and the Seller shall attempt to resolve the matter or matters in dispute.  If no written objections are made within the time period provided above, then the Earn-Out Statement shall become final and binding on the Parties.

(e)                                  If disputes with respect to the Earn-Out Statement cannot be resolved by the Purchaser and the Seller within thirty (30) days after the delivery of the objections to the Earn-Out Statement, then either the Seller or the Purchaser with notice to the other may submit the specific matters in dispute to the Dispute Resolution Auditor, which firm shall render its opinion as to such matters.  Based on such opinion, such accounting firm will then send to the Purchaser and the Seller its determination in writing on the specific matters in dispute, including any resulting revisions to the Earn-Out Statement, which determination shall be final and binding on the Parties.  The fees and other costs charged by the independent accounting firm shall be borne by the Purchaser and the Seller equally.

1.08                        Assumed Liabilities

The Seller shall not retain, assume or incur any liability (known or unknown, direct or contingent) of the Partnership or either of the Partners as at the Effective Time or arising thereafter (whether asserted prior to, on or after the Closing Date) other than (a) the Inter-Company Indebtedness (which, if applicable, is to be paid in accordance with Section 7.02(c)), (b) the Pre-Closing Off-Balance Sheet Liabilities (which, if any, the Seller shall satisfy in accordance with their terms), (c) the Closing Tax Liabilities (which, if any, the Seller shall satisfy in accordance with applicable Law), and (d) the potential adjustment to the Seller Note contemplated by the side letter between the Purchaser and the Seller dated and delivered concurrently with the execution of this Agreement.

ARTICLE II
THE CLOSING

2.01                        The Closing

(a)                                 Subject to termination of this Agreement prior to Closing in accordance with the terms of Article X, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Mountain time) (the “Closing Time”) at the offices of Dentons Canada LLP in Edmonton, Alberta (unless the Seller and the Purchaser agree to complete the Closing pursuant to the exchange of documents and funds electronically) (i) on July 2, 2013, or in the Purchaser’s discretion on July 3, 2013 or July 5, 2013 (the “First Target Closing Date”), (ii) if the Closing has not occurred by the First Target Closing Date, on August 1, 2013, or in the Purchaser’s discretion by not later than August 6, 2013 (the “Second Target Closing Date”); (iii) if the Closing has not occurred by the Second Target Closing Date, on September 5, 2013 (the “Final Target Closing Date”), in the case of each of clauses (i), (ii) and (iii) subject to the satisfaction or waiver of all of the conditions to the Closing set forth in Article III hereof (including the satisfaction or waiver of conditions that by their nature are to be satisfied at Closing), and only in the event that the Purchaser has delivered the Purchaser Closing Notice prior to such date, and provided that such date is a Business Day, or (iv) at such other location or at such other time as is mutually agreeable to the Seller and the Purchaser (the applicable date on which the Closing is to occur under the foregoing clauses (i) through (iv), the “Closing Date”).  Notwithstanding the Closing Date and the Closing Time, the Closing shall be effective as of 12:00:01 a.m. (Mountain time) on the Closing Date (the “Effective Time”).

(b)                                 Purchaser shall, immediately upon arranging the Financing, deliver a notice (the “Purchaser Closing Notice”) to the Seller indicating that, subject to the satisfaction of the conditions contained in Article III, Purchaser is ready to commence the Closing, provided however that Purchaser may not deliver such notice less than three Business

Days prior to the anticipated Closing Date.

(c)                                  Prior to the date hereof the Seller has delivered to the Purchaser, and if the Closing has not occurred by the First Target Closing Date, then by not later than the tenth day of each month commencing on July 10, 2013 and up to but excluding the month during which the Closing occurs, the Seller shall deliver to the Purchaser:

(i)                                     a copy of the accounts receivable CAD aging file for the General Partner (on a consolidated basis, but excluding Exterran Water Solutions ULC) as of the last day of the immediately preceding month (such determination date, the “AR Reference Date”) and all other relevant information regarding outstanding accounts receivable reasonably requested by the Purchaser (such file and other information, the “Accounts Receivable Information”);

(ii)                                  a statement prepared in good faith (the “Estimated Purchased AR Amount Statement”) showing the calculation of (A) the amount of the Purchased Accounts Receivable derived from the Accounts Receivable Information as of the applicable AR Reference Date (such amount, the “Estimated Purchased AR Amount”), which shall be determined in accordance with the Accounting Standards, and (B) the amount, if any, by which either (1) the Estimated Purchased AR Amount is less than the Threshold AR Amount (the absolute amount of such difference being the “Estimated AR Deficiency”) or (2) the Estimated Purchased AR Amount is more than the Threshold AR Amount (the absolute amount of such difference being the “Estimated AR Surplus”) (for the avoidance of doubt, an Estimated AR Surplus will not impact the Adjusted Base Cash Consideration and will be used only in accordance with Sections 1.05(a)(i)(B), 1.05(a)(ii) and 1.05(b)(ii) of this Agreement); and

(iii)                               the calculation, prepared in good faith, of the Adjusted Base Cash Consideration.

(d)                                 The Base Cash Consideration shall be adjusted (the Base Cash Consideration, as so adjusted, shall be referred to as the “Adjusted Base Cash Consideration”) in accordance with Section 2.01(c).  The Adjusted Base Cash Consideration shall be equal to the Base Cash Consideration less the Estimated AR Deficiency, if an Estimated AR Deficiency exists.

2.02                        The Closing Transactions

Subject to the terms and conditions set forth in this Agreement, the parties shall consummate the following transactions at the Closing Time:

(a)                                 the Purchaser shall pay the amount of the Adjusted Base Cash Consideration less the Deposit to the Seller by wire transfer of immediately available funds to such bank account designated by the Seller prior to the Closing;

(b)                                 the Purchaser and the Seller shall deliver a joint instruction (the “Joint Instruction”) to the Deposit Escrow Agent instructing the Deposit Escrow Agent to release the Deposit to the Seller; and

(c)                                  the Purchaser and the Seller shall make the deliveries as are required under Sections 2.03 and 2.04.

2.03                        Seller’s Closing Documents

At the Closing, the Seller shall deliver, or cause to be delivered to the Purchaser, the following (in each case in form and substance satisfactory to the Purchaser acting reasonably):

(a)                                 all share certificates representing the Purchased Shares together with such instruments of transfer as shall be necessary to transfer and convey to, and vest in the Purchaser, legal and beneficial title to the Purchased Shares, free and clear of all Liens (other than any Liens created by the Purchaser and other than restrictions on sales or transfers of securities after the Closing Date under applicable securities Laws);

(b)                                 (i) a receipt signed by the Seller confirming receipt of the Adjusted Base Cash Consideration and the Seller Note and (ii) a copy of the Seller Note duly executed by the Seller;

(c)                                  copies of all licenses, consents and approvals of Governmental Authorities necessary or appropriate for the Seller to consummate the transactions contemplated by this Agreement, including the licenses, consents and approvals of Governmental Authorities listed in Section 4.03 of the Disclosure Letter;

(d)                                 all consents from third Persons necessary for the Seller to consummate the transactions contemplated by this Agreement, including any required consents of the landlords under the Real Property Leases and the third Person consents listed in Section 4.03 of the Disclosure Letter;

(e)                                  a certificate of an officer of the Seller certifying that:

(i)                                     except to the extent of changes or developments contemplated by Section 7.02(b), (A) each representation and warranty set forth in Article IV and Article V (other than those representations and warranties that address matters as of particular dates) that is not qualified by materiality is true and correct in all material respects as of the Closing Date as though then made, and (B) each representation and warranty set forth in Article IV and Article V (other than those representations and warranties that address matters as of particular dates) that is qualified by materiality is true and correct in all respects as of the Closing Date as though then made;

(ii)                                  except to the extent of changes or developments contemplated by the terms of Section 7.02(b), (A) each representation and warranty set forth in Article IV and Article V that addresses matters as of particular dates that is not qualified by materiality is true and correct in all material respects as of such date, and (B) each representation and warranty set forth in Article IV and Article V that addresses matters as of particular dates that is qualified by materiality is true and correct in all respects as of such date; and

(iii)                               the Seller and the Partnership shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing;

(f)                                   a certificate of an authorized officer or secretary of each of the Partners and the Partnership attaching copies of the organizational or constating documents of the Partners and the Partnership;

(g)                                  resignations of each of the directors and officers of the Partners and the Partnership effective as of the Effective Time;

(h)                                 evidence to the reasonable satisfaction of the Purchaser of the discharge of all Liens that are not Permitted Liens, including those Liens currently registered against the Partners and the Partnership by Wachovia Capital Finance Corporation in the Provinces of Alberta, British Columbia and Saskatchewan;

(i)                                     a certified copy of a resolution of the directors of the General Partner approving the transfer of the Purchased Shares by the Seller to the Purchaser in accordance with this Agreement;

(j)                                    a certified copy of a resolution of the directors of the Seller authorizing and approving the execution and delivery of this Agreement by the Seller and the performance of the Seller’s obligations under this Agreement;

(k)                                 certificates of status or good standing issued by appropriate Governmental Authorities in each jurisdiction in which the Partnership or either of the Partners carries on business evidencing the status of the Partnership and each such Partner as of a date not more than seven (7) days prior to the Closing Date;

(l)                                     the minute books of each of the Partners and the Partnership;

(m)                             a copy of the Joint Instruction duly executed by the Seller;

(n)                                 the Transitional Services Agreement in the form of Exhibit C hereto (the “Transitional Services Agreement”) duly executed by Exterran Energy Solutions, L.P.;

(o)                                 the Water Solutions Health and Retirement Plans Transitional Services Agreement in the form of Exhibit D hereto (the “Water Solutions HRP Agreement”) duly executed by Exterran Water Solutions ULC; and

(p)                                 any other documents or items to be delivered by the Seller to the Purchaser on the Closing Date in accordance with this Agreement.

2.04                        Purchaser’s and Parent’s Closing Documents

At the Closing, the Purchaser shall deliver, or cause to be delivered to the Seller, the following (in each case in form and substance satisfactory to the Seller acting reasonably);

(a)                                 the Adjusted Base Cash Consideration and Seller Note in the unadjusted principal amount of C$6,593,300, signed by the Purchaser;

(b)                                 copies of all licences, consents and approvals of Governmental Authorities necessary or appropriate for the Purchaser to consummate the transactions contemplated by this Agreement;

(c)                                  all consents from third Persons necessary for the Purchaser and the Parent to consummate the transactions contemplated by this Agreement;

(d)                                 a certificate of an officer of the Purchaser certifying that:

(i)                                     (A) each representation and warranty set forth in Article VI (other than those representations and warranties that address matters as of particular dates) that is not qualified by materiality is true and correct in all material respects as of the Closing Date as though then made, and (B) each representation and warranty set forth in Article VI (other than those representations and warranties that address matters as of particular dates) that is qualified by materiality is true and correct in all respects as of the Closing Date as though then made;

(ii)                                  (A) each representation and warranty set forth in Article VI that addresses matters as of particular dates that is not qualified by materiality is true and correct in all material respects as of such dates, and (B) each representation and warranty set forth in Article VI that addresses matters as of particular dates that is qualified by materiality is true and correct in all respects as of such dates; and

(iii)                               the Purchaser and the Parent have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(e)                                  releases in favour of each of the directors and officers of the Partners and the Partnership with respect to any and all liabilities and obligations of such directors and officers to the Partners and the Partnership up to the Effective Time (which releases for the avoidance of doubt shall not release Purchaser’s express rights and interests under the terms and conditions of this Agreement);

(f)                                   a certified copy of a resolution of the directors of the Purchaser authorizing and approving the execution and delivery of this Agreement by the Purchaser and the performance of the Purchaser’s obligations under this Agreement;

(g)                                  a certified copy of a resolution of the directors (or similar governing body) of the Parent authorizing and approving the execution and delivery of this Agreement by the Parent and the performance of the Parent’s obligations under this Agreement;

(h)                                 a certificate of status or good standing issued by the Governmental Authority for the jurisdiction in which the Purchaser was established evidencing the status of the Purchaser as of a date not more than seven (7) days prior to the Closing Date;

(i)                                     a certificate of status or good standing issued by the Governmental Authority for the jurisdiction in which the Parent was established evidencing the status of the Parent as of a date not more than seven (7) days prior to the Closing Date;

(j)                                    a copy of the Joint Instruction duly executed by the Purchaser;

(k)                                 the Transitional Services Agreement duly executed by the Partnership;

(l)                                     the Water Solutions HRP Agreement duly executed by the Partnership; and

(m)                             any other documents or items to be delivered by the Purchaser or the Parent to the Seller on the Closing Date in accordance with this Agreement.

ARTICLE III
CONDITIONS TO CLOSING

3.01                        Conditions to the Purchaser’s and Parent’s Obligations

The obligations of the Purchaser and the Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser and the Parent in writing) of the following conditions:

(a)                                 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, provincial, state, local, or other jurisdiction or before any arbitrator wherein an unfavourable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(b)                                 there shall not have occurred, from the date hereof to the Closing Date, any event or development that has had or is reasonably expected to have a Material Adverse Effect; and

(c)                                  the Seller shall have delivered to the Purchaser all share certificates representing the Purchased Shares together with such instruments of transfer as shall be necessary to transfer and convey to, and vest in the Purchaser, legal and beneficial title to the Purchased Shares, free and clear of all Liens (other than any Liens created by the Purchaser and other than restrictions on sales or transfers of securities after the Closing Date under applicable securities Laws).

If the Closing occurs, then all Closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser and the Parent; provided ,however that any such deemed waiver shall not limit any of Purchaser’s rights under Article IX or apply in the event of fraud.

3.02                        Conditions to the Seller’s Obligations

The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a)                                 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, provincial, state, local, or other jurisdiction or before any arbitrator wherein an unfavourable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(b)                                 the Purchaser shall have paid the Adjusted Base Cash Consideration (less the Deposit) to the Seller, shall have delivered the Joint Instruction and shall have delivered to the Seller the Seller Note duly executed by the Purchaser.

If the Closing occurs, then all Closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller provided, however that any such deemed waiver shall not limit any of Sellers’s rights under Article IX or apply in the event of fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE PARTNERSHIP

The Seller has delivered to the Purchaser a Disclosure Letter of the Seller accompanying and forming part of this Agreement (the “Disclosure Letter”).  The Disclosure Letter has been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Article IV and the sections of Article V; however, each section of the Disclosure Letter shall be deemed to incorporate by reference information disclosed in any other section of the Disclosure Letter if the applicability of such information to the subject representation and warranty is readily apparent from the text of the disclosure. Capitalized terms used in the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

The Seller represents and warrants to the Purchaser as follows:

4.01                        Organization and Partnership Matters

(a)                                 The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of Nova Scotia and the Partnership has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted.  The Partnership is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to so qualify, except where the failure to be so qualified would not be material to the Partnership, and such jurisdictions are listed in Section 4.01 of the Disclosure Letter.  The Partnership is in good standing in the jurisdictions listed in Section 4.01 of the Disclosure Letter.  True, correct and complete copies of the organizational documents of the Partnership have been provided or made available to the Purchaser.

(b)                                 The minute book of the Partnership is complete in all material respects and accurately reflects all actions of the Partners that are required to be reflected therein.  The partner register and the partnership interest transfer ledger of the Partnership are true, correct and complete.

4.02                        Subsidiaries; Right to Acquire Interests

Except as set forth in Section 4.02 of the Disclosure Letter:

(a)                                 the Partnership has no subsidiaries; and

(b)                                 the Partnership does not own or hold the right to acquire any shares, partnership interests, joint venture interests or other equity ownership interests in any other corporation, organization or entity.

4.03                        Authorization; No Breach; Valid and Binding Agreement

(a)                                 Except as set forth in Section 4.03(a) of the Disclosure Letter, the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action of the Partnership, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement by the Seller.

(b)                                 Except as set forth in Section 4.03(b) of the Disclosure Letter, the consummation of the transactions contemplated hereby do not conflict with, or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien (other than a Permitted Lien) upon any material assets of the Partnership or cause or permit the acceleration prior to maturity of any amounts of Indebtedness applicable to the Partnership or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority or Person under:

(i)                                     the provisions of the Partnership’s certificate of limited partnership or its limited partnership agreement;

(ii)                                  any Significant Contracts or any Real Property Leases; or

(iii)                               any Law, statute, rule or regulation or order, judgment or decree to which the Partnership is subject.

4.04                        Partnership Interests

(a)                                 The Partnership Interests constitute all of the outstanding partnership interests of the Partnership.  None of the Partnership Interests is evidenced by a partnership unit or a certificate of partnership interest.

(b)                                 The Partnership Interests have been duly and validly issued and there are no rights, options, warrants, subscriptions, conversion rights or agreements or other rights or arrangements of any kind existing or outstanding to purchase or otherwise acquire from the Partnership (including, without limitation, the Partnership Interests), or which would require the Partnership to issue, any partnership Interests or partnership units of the Partnership of any kind.

(c)                                  Except as set forth in Section 4.04 of the Disclosure Letter, there are no agreements or other obligations (contingent or otherwise) which require the Partnership to repurchase or otherwise acquire any partnership interests or partnership units of the Partnership.

4.05                        Books and Records

(a)                                 The Partnership and the Partners maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for inventory is compared with existing inventory at reasonable intervals and appropriate action is taken with respect to any differences.

(b)                                 All books, records and accounts of the Partnership and the Partners for the three (3) prior fiscal years are accurate and complete in all material respects and are maintained in all material respects in accordance with good practice and all applicable Laws.

4.06                        Absence of Certain Developments

Since December 31, 2012, there has not been any Material Adverse Effect.  Except as set forth in Section 4.06 of the Disclosure Letter and except as expressly contemplated by this Agreement, since December 31, 2012 (except in the case of Section 4.06(b), which shall be since April 30, 2013), neither the Partnership nor any of the Partners have:

(a)                                 mortgaged, pledged or subjected to any Lien, except Permitted Liens, any portion of the Partnership’s or any of the Partners’ assets;

(b)                                 sold, assigned or transferred any portion of the Partnership’s or any of the Partner’s long-term tangible assets;

(c)                                  reclassified any portion of the Partnership’s or any of the Partner’s long-term tangible assets as short-term, or any portion of the Partnership’s or any of the Partner’s short-term tangible assets as long-term;

(d)                                 sold, assigned or transferred any Intellectual Property outside the ordinary course of business;

(e)                                  issued, sold or transferred any partnership interests or partnership units, or any rights, options, warrants, convertible securities or other rights to acquire its partnership interests or partnership units, or any bonds or debt securities;

(f)                                   made any capital investment in, or any loan to, any other Person, outside of the ordinary course of business;

(g)                                  declared, set aside, paid, or made any distribution with respect to its partnership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its partnership interests;

(h)                                 made any capital expenditures or commitments therefor outside of the ordinary course of business;

(i)                                     made or authorized any payment or loan to, or entered into any other transaction with, any of its officers, partners, employees, consultants, contractors or agents outside of the ordinary course of business;

(j)                                    entered into any written employment contract which, in the event of termination thereof by the Partnership without cause, would subject the Partnership or the Partners to any post-termination liabilities in excess of any amount payable under statute or common law, or modified the terms of any such existing contract;

(k)                                 entered into any collective bargaining agreement, contract or other legally binding commitment to any labour union or similar entity, or modified the terms of any such existing agreement;

(l)                                     except as otherwise required by Law, made any other change in employment terms (including compensation and benefits) of any of its employees, consultants, contractors or agents outside of the ordinary course of business;

(m)                             suffered any damage, destruction or loss of a material nature to any of its real or personal property, whether owned or leased, and whether or not covered by insurance; or

(n)                                 made any change in the Partnership’s or any of the Partners’ method of accounting or accounting classifications for financial, Tax or other purposes.

4.07                        Title to Properties

(a)                                 Except as set forth in Section 4.07 of the Disclosure Letter, the Partnership (or the General Partner on behalf of the Partnership) owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property owned or leased by it, free and clear of all Liens, except for Permitted Liens.

(b)                                 The real property at the addresses listed in Section 4.07(b) of the Disclosure Letter (the “Leased Real Property”) constitutes all of the real property leased by the Partnership (or the General Partner on behalf of the Partnership as set forth in Section 4.07(b) of the Disclosure Letter).  The leases under which the Partnership (or the General Partner on behalf of the Partnership as set forth in Section 4.07(b) of the Disclosure Letter) leases each Leased Real Property (the “Real Property Leases”) are in full force and effect, and the Partnership (or the General Partner on behalf of the Partnership as set forth in Section 4.07(b) of the Disclosure Letter) holds a valid leasehold interest in the Leased Real Property to which each Real Property Lease relates.  Section 4.07(b) of the Disclosure Letter sets forth a complete and accurate list of the Real Property Leases.  The Seller has delivered or made available to the Purchaser complete and accurate copies of each Real Property Lease, and no Real Property Lease has been modified in any respect, except as disclosed in Section 4.07(b) of the Disclosure Letter.  Neither the Partnership (nor the General Partner on behalf of the Partnership) nor, to the

Knowledge of the Seller, any other party thereto, is in material default under any of the Real Property Leases except as set forth in Section 4.07(b) of the Disclosure Letter.

(c)                                  Neither the Partnership (nor the General Partner on behalf of the Partnership) owns any real property.

(d)                                 The Purchaser acknowledges and agrees that the assets owned by the Partnership (or the General Partner on behalf of the Partnership, as the case may be) are being acquired by the Purchaser on an “as is” and “where is” basis and without any representation or warranty as to suitability or condition and without any representation or warranty under the Sale of Goods Act (Alberta) or similar legislation as to the fitness for a purpose or merchantable quality; provided, however, that nothing in this Section 4.07(d) shall limit the representations and warranties contained in this Agreement.

4.08                        Tax Matters

Except as set forth in Section 4.08 of the Disclosure Letter, the Partnership has duly filed in the prescribed manner and within the prescribed time all partnership information returns required to be filed by it and such partnership information returns are correct and complete in all material respects and the Partnership has made complete and accurate disclosure in those partnership information returns and in all materials accompanying those partnership information returns, except in respect of a particular partnership information return to the extent that it may have been modified in a subsequent partnership information return.

4.09                        Contracts and Commitments

(a)                                 Except as set forth in Section 4.09 of the Disclosure Letter, and except for any agreement, contract, plan and arrangement that has been terminated or expired and for which there are no existing obligations, liabilities, duties, rights or covenants or agreements to be performed, neither the Partnership nor the General Partner (on behalf of the Partnership) is a party to any:

(i)                                     collective bargaining agreement, contract or other legally binding commitment with any labour union or similar entity;

(ii)                                  bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.13 of the Disclosure Letter;

(iii)                               partnership interest purchase plan, partnership interest option plan or similar plan;

(iv)                              contract for the employment or engagement of any director, officer, employee, consultant, or agent providing for compensation in excess of $25,000 per annum that is not terminable by the Partnership without penalty in excess of any amount payable under statutory or common law, or provides for any bonus, retention payment, change of control payment, golden parachute payment or other special compensation which would become payable by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(v)                                 agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien, other than a Permitted Lien, on any portion of the assets of the Partnership or any of the Partners;

(vi)                              guarantee of any obligation for borrowed money or other guarantee except for any performance guarantees given by the Partnership, the General Partner or the Limited Partner in the ordinary course of business with respect to each other’s obligations;

(vii)                           lease or agreement under which it is lessee of, or holds or operates, any tangible personal property owned by any other Person, for which the annual rental exceeds $25,000;

(viii)                        (A) contract or group of related contracts with the same party for the purchase of products or services which provide for annual payments by the Partnership in excess of $25,000 during the trailing twelve (12) month period ended on December 31, 2012; (B) contract or group of related contracts with a client or customer that provides annual revenues (based on the trailing twelve (12) month period ended on December 31, 2012) to the Partnership in excess of $25,000; and (C) any contract for the purchase or sale by the Partnership of materials, supplies, goods, services, equipment or other assets contractually requiring annual payments in excess of $25,000 that cannot be terminated by the Partnership on not more than ninety (90) calendar days’ notice;

(ix)                              partnership agreement, joint venture agreement or similar arrangement;

(x)                                 license or royalty agreement relating to the use of any third party Intellectual Property or the license by the Partnership of any Intellectual Property to any third party;

(xi)                              distributor, dealership, franchise or agency agreement (A) governing the relationship of the Partnership with any sales representative, dealer, franchisee, franchisor or agent, or (B) under which agreement the Partnership sells products of third Persons in excess of $25,000 during the trailing twelve (12) month period ended on December 31, 2012; or

(xii)                           Government Contract in excess of $25,000.

(b)                                 With respect to each contract which is material to the ongoing business of the Partnership (which contracts are required to be listed in Section 4.09 of the Disclosure Letter) (the “Significant Contracts”):

(i)                                     there are no material existing or, to the Knowledge of the Seller, asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults or events of default of any material provision of any such contract by the Partnership, or, to the Knowledge of the Seller, any other party thereto;

(ii)                                  no material penalties have been incurred, nor are material amendments pending, with respect to any such contract;

(iii)                               such contracts are in full force and effect and are enforceable against the Partnership and the other parties there to; and

(iv)                              except for any credits which are available to a customer in accordance with any mechanical or service availability guarantee given by the Partnership in the ordinary course of business, no material defences, off-sets or counterclaims have, to the Knowledge of the Seller, been asserted or may be made by any party thereto (other than by the Partnership), nor has the Partnership waived any material rights thereunder.

(c)                                  The enforceability of the Significant Contracts will not be affected by the execution of this Agreement or the consummation of the transactions contemplated hereby in any manner that would be, either individually or in the aggregate, material.

4.10                        Intellectual Property

(a)                                 Except as set forth in Section 4.10 of the Disclosure Letter, the Partnership does not own any Intellectual Property which is material to the operation of the business of the Partnership.

(b)                                 Except as set forth in Section 4.10 of the Disclosure Letter:

(i)                                     to the Knowledge of the Seller, neither the Partnership nor any of the Partners is currently infringing on the Intellectual Property of any other Person; and

(ii)                                  to the Knowledge of the Seller, neither the Partnership nor any of the Partners has misappropriated, infringed, used or disclosed (without authorization) any Intellectual Property of any other Person.

4.11                        Litigation

Except as set forth in Section 4.11 of the Disclosure Letter and except for suits or proceedings which could not reasonably be expected to be material to the Partnership or any of the Partners (considered as a whole), there are no suits or proceedings ongoing or, to the Knowledge of the Seller, threatened or pending against the Partnership or any of the Partners, at law or in equity, or before or by any Governmental Authority and neither the Partnership nor any of the Partners is subject to any outstanding judgment, order or decree of any court or Governmental Authority.

4.12                        Governmental Authorities; Consents

Except as set forth in Section 4.12 of the Disclosure Letter, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with any of the execution, delivery or performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby.

4.13                        Employee Benefit Plans

(a)                                 Section 4.13(a) of the Disclosure Letter sets out a complete and accurate list and description or copy of each Employee Benefit Plan in which current and former employees of the Partnership participate.

(b)                                 Copies of each written Employee Benefit Plan, as amended to the date of this Agreement, have been provided or made available to the Purchaser. In the case of each unwritten Employee Benefit Plan, a written description thereof is set forth in Section 4.13(b) of the Disclosure Letter.

(c)                                  The Employee Benefit Plans have been maintained and administered in material compliance with their terms and are, to the extent required by applicable Law or contract, fully funded without having any deficit or unfunded actuarial liability. None of the Partners or the Partnership has any material obligations for retiree health and life benefits under any of the Employee Benefit Plans. None of the Employee Benefit Plans is a “defined benefit” or similar pension plan.

4.14                        Compliance with Laws

Except as set forth in Section 4.14 of the Disclosure Letter and except for any non-compliance or breach of Laws of Governmental Authorities which could not reasonably be expected to be material to the Partnership or any of the Partners (considered as a whole), the Partnership and each of the Partners is, and for the past three (3) years has been, in compliance with all applicable Laws of Governmental Authorities.

4.15                        Environmental Compliance and Conditions

Except as set forth in Section 4.15 of the Disclosure Letter:

(a)                                 The Partnership holds all material permits, licenses, variances, exemptions, orders, approvals and other authorizations required under applicable Environmental Laws.

(b)                                 The Partnership is and has been in material compliance with the terms and conditions of such permits, licenses, variances, exemptions, orders, approvals and other authorizations and is and has been in material compliance with all applicable Environmental Laws.

(c)                                  The Partnership has not received, within the three (3) years prior to the date hereof, any written or to its Knowledge other notice of violations or liabilities arising under Environmental Laws, including relating to any investigatory, remedial or corrective obligation from any Governmental Authority, relating to the Partnership or its facilities and arising under Environmental Laws.

(d)                                 There are no existing lawsuits or proceedings or, to the Knowledge of the Seller, threatened or pending, against the Partnership before or by any Governmental

Authority under Environmental Laws and the Partnership is not subject to any outstanding judgment, order or decree of any Governmental Authority under Environmental Laws.

4.16                        Labour and Employment

(a)                                 Except as set forth in Section 4.16 of the Disclosure Letter, there are no existing applications, charges or complaints of unlawful harassment, discrimination or human rights violations, or complaints or allegations of unlawful harassment, discrimination or human rights violations or, to the Knowledge of the Seller, threatened or pending between the Partnership and any of its employees.

(b)                                 Except as set forth in Section 4.16 of the Disclosure Letter, the Partnership is not a party to any collective bargaining agreement or other labour union contract, and to the Knowledge of the Seller, no union organizing efforts have occurred within the past three (3) years or are currently underway with respect to any employees of the Partnership.

(c)                                  The Partnership has paid, withheld and remitted all amounts required by Law or contract to be paid, withheld and remitted with respect to all employees, including, without limitation, vacation pay, holiday pay, overtime pay, sick pay, income tax, employer health tax, Canada Pension Plan and employment insurance, and the Partnership has paid or remitted such amounts within the times required by Law.

(d)                                 Except as set forth in Section 4.16 of the Disclosure Letter:

(i)                                     no management employee of the Partnership has provided notice of his or her intention to terminate employment with the Partnership;

(ii)                                  to the Knowledge of the Seller, no management employee of the Partnership and no material number of employees of the Partnership has any plans to terminate his, her or their employment with the Partnership; and

(iii)                               the Partnership has no intention to terminate the employment of any management employee.

(e)                                  Except as set forth in Section 4.16(e) of the Disclosure Letter, no employee of the Partnership will be entitled to claim “change of control compensation” or similar compensation from the Partnership, any of the Partners or the Purchaser (as successor to the General Partner) by reason of the change of control of the General Partner as contemplated by this Agreement.

(f)                                   Section 4.16(f) of the Disclosure Letter includes a list of all personnel employed by the Partnership as of May 1, 2013 and their hire dates.

4.17                        Insurance

Section 4.17 of the Disclosure Letter lists each insurance policy maintained for the benefit of the Partnership by direct or indirect parents of the Seller.  From and after the Closing, no such insurance policies will be maintained for the benefit of the Partnership or the Partners by the Seller or any of its direct or indirect parents.

4.18                        Transaction Expenses

Except as set forth in Section 4.18 of the Disclosure Letter, there are no brokerage commissions, fees, costs, retention payments, bonus payments, change in control payments, finders’ fees or similar compensation payable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Partnership, any of the Partners or the Seller (collectively, “Transaction Expenses”).

4.19                        Transactions with Affiliates

Except for the US Service Assets and the services related thereto, except for goods and/or services provided by third parties to Affiliates of the Seller (including the Partnership and the Partners) as members of the Exterran corporate group and except as set forth in Section 4.19 of the Disclosure Letter, as of the Closing Date:

(a)                                 no Affiliate of the Seller is involved in any business relationship or arrangement with the Partnership or either of the Partners;

(b)                                 no Affiliate of the Seller is a party to any Significant Contract with the Partnership or either of the Partners; and

(c)                                  no Affiliate of the Seller owns, directly or indirectly, in whole or in part, any property that the Partnership uses in the operation of its business.

The General Partner’s ownership, and the business, of Exterran Water Solutions ULC has no impact on the business of the Partnership or the GP Financial Statements.  After giving effect to the transactions contemplated by Section 7.02(b), Exterran Water Solutions ULC will not be a party to any agreement or contract with the Partnership or any of the Partners.

4.20                        Accounts Receivable

The accounts receivable of the Partnership are bona fide accounts receivable created in the ordinary course of business.  All of the accounts receivable of the Partnership reflected in the Closing Balance Sheet are collectible by the Partnership in the ordinary course of business, taking into account any reserve with respect to the collection of accounts receivable included in the calculation of the Actual Working Capital as finally determined.

4.21                        Sufficiency of Assets

Other than the US Services Assets, the assets held by the Partnership constitute all of the assets related to the business of the Partnership and are sufficient to operate the business of the Partnership consistent with past practice.

4.22                        Substantial Customers and Suppliers

(a)                                 Section 4.22(a) of the Disclosure Letter sets forth the top ten (10) customers of the Partnership for the twelve (12) month period ending on December 31, 2012 (each a “Material Customer”).  Except as set forth in Section 4.22(a) of the Disclosure Letter, since December 31, 2012 and prior to the date hereof, no Material Customer of the Partnership has materially modified, cancelled or otherwise terminated its relationship with the Partnership or, to the Knowledge of the Seller, will threaten to materially modify, cancel or otherwise terminate its relationship with the Partnership.

(b)                                 Section 4.22(b) of the Disclosure Letter sets forth the top ten (10) suppliers of the Partnership for the twelve (12) month period ending December 31, 2012 (each a “Material Supplier”).  Except as set forth in Section 4.22(b) of the Disclosure Letter, since December 31, 2012 and prior to the date hereof, no Material Supplier of the Partnership has materially modified, cancelled or otherwise terminated its relationship with the Partnership or, to the Knowledge of the Seller, will threaten to materially modify, cancel or otherwise terminate its relationship with the Partnership.

4.23                        GST, PST and HST Matters

The Partnership is a GST registrant and has a subsisting GST registration number under the Excise Tax Act (Canada).  The Partnership is a HST registrant and has a subsisting HST registration number under the Excise Tax Act (Canada).  The Partnership is a PST registrant and has a subsisting PST registration number under the Provincial Sales Tax Act (Saskatchewan) and the Provincial Sales Tax Act (British Columbia).

4.24                        Other Disclosures

(a)                                 Section 4.24(a) of the Disclosure Letter sets forth the following information relating to the Partnership and such information is true, complete and accurate in all material respects:

(i)                                     a list of each bank, brokerage firm, trust company or other financial institution at which the Partnership has an account and the identity of each such account together with the names of all Persons having signing authority with respect to any such account;

(ii)                                  a list of all powers of attorney presently in effect granted by the Partnership;

(iii)                               a list of all bonds, deposits or any other financial assurances or arrangements submitted to any Governmental Authority or any other Person and maintained in connection with the business of the Partnership.

(b)                                 Section 4.24(b) of the Disclosure Letter sets forth as of April 30, 2013 (i) a list of all of the compressors and vehicles owned or leased by the Partnership, and the General Partner on behalf of the Partnership as set forth in Section 4.24(b) of the Disclosure Letter, and (ii) the inventory source file and the account receivable CAD aging source file that are used by the General Partner in the preparation of its financial statements.  Such source files have been prepared based on the books and records of the General Partner and the Partnership and are true, complete and accurate in all material respects;

provided, however that nothing in this Section 4.24(b) shall be deemed to be a representation as to the value or condition of any assets included in such files.

4.25                        Regulatory Matters

(a)                                 The value of the assets of the Partners and the Partnership as at December 31, 2012 is less than C$344 million, as determined in accordance with the provisions of the Investment Canada Act (Canada) and the regulations thereunder.

(b)                                 The aggregate value of the assets in Canada that are owned by the General Partner or by corporations controlled by the General Partner (other than assets that are shares of any of those corporations) is less than C$80 million as at December 31, 2012, and the gross revenues from sales in or from Canada generally from such assets is less than C$80 million in the financial year ended December 31, 2012, all as determined in accordance with the provisions of the Competition Act (Canada) and the regulations thereunder.

4.26                        Certain Payments

(a)                                 The operations of the Partners and the Partnership have been conducted in compliance in all material respects with financial record-keeping and reporting requirements of applicable Laws relating to money laundering, including the Proceeds of Crime (Money Laundering) and Terrorism Financing Act (Canada), and the Seller, the Partners and the Partnership have instituted and maintain policies and procedures designed to ensure continued compliance with such laws

(b)                                 Neither the Seller, the Partners, the Partnership nor, to the Seller’s Knowledge, any officer, director, employee, advisor or agent of those entities have made any payment, directly or indirectly, on behalf of or to the benefit of the Partners or the Partnership, in violation of any applicable laws prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Corruption of Foreign Public Officials Act (Canada) and the Seller, the Partners and the Partnership have instituted and maintained policies and procedures designed to ensure continued compliance with such laws.

4.27                        No Indebtedness as of the Closing

As of the Closing, neither the Partnership nor any of the Partners will have any Indebtedness outstanding.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER AND THE PARTNERS

The Seller represents and warrants to the Purchaser as follows:

5.01                        Seller

(a)                                 The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Netherlands and has all requisite right, power and authority or capacity, and any approval required by Law, contract or otherwise, to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Seller and is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)                                 With respect to the Purchased Shares:

(i)                                     the Seller is the legal and beneficial owner of the Purchased Shares;

(ii)                                  the Seller has good and valid beneficial title to the Purchased Shares;

(iii)                               the Purchased Shares constitute all of the outstanding shares in the share capital of the General Partner;

(iv)                              there are no rights, options, warrants, subscriptions, conversion rights, rights of first offer or first refusal, or agreements or other rights or arrangements of any kind existing or outstanding to purchase or otherwise acquire any shares in the share capital of the General Partner (including, without limitation, the Purchased Shares); and

(v)                                 upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, the Purchaser will acquire valid title to Purchased Shares free and clear of all Liens (other than any Liens created by the Purchaser and other than restrictions on sales or transfers of securities after the Closing Date under applicable securities Laws).

(c)                                  The Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach or violate, in any material respect, any provision of the Seller’s certificate or article of incorporation, the Seller’s by-laws (or similar organizational documents), any applicable Law, any rule or regulation of any Governmental Authority, any material agreement or instrument, any license, franchise or permit, or any order, writ, injunction or decree.

(d)                                 There are no existing actions, suits or proceedings (including bankruptcy or insolvency proceedings) or, to the Knowledge of the Seller, threatened or pending, against the Seller at Law or in equity, or before or by any Governmental Authority, which would adversely affect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.  The Seller is not subject to any outstanding judgment, order or decree of any court or Governmental Authority.

(e)                                  The Seller is a non-resident of Canada for the purposes of the Tax Act.

5.02                        General Partner

(a)                                 The General Partner is an unlimited liability corporation duly organized, validly existing and in good standing under the Laws of Alberta and the General Partner has all requisite power and authority and all authorizations, necessary to carry on its businesses as now conducted.  The General Partner is qualified to do business in every jurisdiction in which the conduct of business as now conducted requires it to so qualify, except where the failure to be so qualified would not be material to the General Partner, and such jurisdictions are listed in Section 5.02(a) of the Disclosure Letter.  The General Partner is in good standing and the jurisdictions listed in Section 5.02(a) of the Disclosure Letter.  True, correct and complete copies of the organizational documents of the General Partner have been provided to the Purchaser.  The transfer of the Purchased Shares to the Purchaser has been duly and validly authorized by all requisite action of the General Partner, and no other proceedings on its part are necessary to authorize the performance of this Agreement by the Seller.  The General Partner does not own any assets other than as stated in Section 5.02(a) of the Disclosure Letter and the general partnership interest included in the Partnership Interests and the LP Shares and, other than its ownership of the assets set forth in Section 5.02(a) of the Disclosure Letter, the Partnership Interests and the LP Shares, has never conducted any business or operations and does not have any liability or obligation of any kind other than (i) in its capacity as general partner or agent of the Partnership, (ii) that may be asserted against the General Partner by virtue of its ownership interest in the Partnership, or (iii) that may be asserted against the General Partner by virtue of the General Partner owning or leasing on behalf of the Partnership any tangible personal property or real property.

(b)                                 The minute book of the General Partner is complete in all material respects and accurately reflects all action of the directors and shareholders of the General Partner.  The share register and the share transfer ledger of the General Partner are true, correct and complete.

(c)                                  Except as set forth in Section 5.02(c) of the Disclosure Letter:

(i)                                     the General Partner has no subsidiaries; and

(ii)                                  the General Partner does not own or hold the right to acquire any shares, partnership interests, joint venture interests or other equity ownership interests in any other corporation, organization or entity.

(d)                                 With respect to the LP Shares:

(i)                                     the General Partner is the legal and beneficial owner of the LP Shares;

(ii)                                  the General Partner has good and valid beneficial title of the LP Shares free and clear of all Liens;

(iii)                               the LP Shares constitute all of the outstanding shares in the share capital of the Limited Partner; and

(iv)                              there are no rights, options, warrants, subscriptions, conversion rights or agreements or other rights or arrangements of any kind existing or outstanding to purchase or otherwise require any of the LP Shares.

(e)                                  With respect to the General Partner’s 99.99993% Partnership Interest:

(i)                                     the General Partner is the legal and beneficial owner of such Partnership Interest;

(ii)                                  the General Partner has good and valid beneficial title to such Partnership Interest free and clear of all Liens; and

(iii)                               there are no rights, options, warrants, subscriptions, conversion rights or agreements or other rights or arrangements of any kind existing or outstanding to purchase or otherwise require any of such Partnership Interest.

(f)                                   With respect to financial matters applicable to the General Partner:

(i)                                     Section 5.02(f) of the Disclosure Letter consists of (i) the unaudited consolidated internally prepared balance sheet of the General Partner as of December 31, 2012 and the related statements of earnings for each month in the twelve (12) month period then ended (the “GP Year End Financial Statements”) (ii) the unaudited consolidated internally prepared balance sheet as of the Reference Date, and (iii) the unaudited consolidated internally prepared balance sheet of the General Partner as of March 31, 2013 ((ii) and (iii) collectively, the “GP Interim Financial Statements” and collectively with the GP Year End Financial Statements, the “GP Financial Statements”).  Except as set forth in Section 5.02(f) of the Disclosure Letter, the GP Year End Financial Statements have been prepared in a consistent manner with prior periods indicated, and present fairly in all material respects the financial condition and results of operations of the General Partner on a consolidated basis in accordance with GAAP as of the time and for the period referred to therein.   Except as set forth in Section 5.02(f) of the Disclosure Letter, the GP Interim Financial Statements present fairly, in all material respects, the financial condition and results of operations of the General Partner on a consolidated basis (but have not been prepared in accordance with GAAP to the extent that the GP Interim Financial Statements do not reflect normal year-end adjustments, and do not contain any notes or other disclosures typically required by GAAP) as of the time and for the period referred to therein and, when compared with prior internally prepared financial statements for periods other than year ends, have been prepared in a manner that is substantially consistent with such prior statements.  The GP Financial Statements do not contain or reflect the financial condition or results of operations or any other information relating to Exterran Water Solutions ULC.

(ii)                                  All books, records and accounts of the General Partner for the three (3) prior fiscal years are accurate and complete in all material respects and are maintained in all material respects in accordance with good practice and all applicable Laws.

(g)                                  With respect to Tax matters applicable to the General Partner and the Partnership, except as set forth in Section 5.02(g) of the Disclosure Letter:

(i)                                     The General Partner and the Partnership have duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it and such Tax Returns are correct and complete in all material respects and the

General Partner and the Partnership have made complete and accurate disclosure in those Tax Returns and in all materials accompanying those Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return.  The General Partner and the Partnership have paid all Taxes due and payable, including all Taxes shown on those Tax Returns as being due and payable and all Taxes payable under any assessment or reassessment.

(ii)                                  There is no existing legal proceeding, claim, investigation, audit, assessment, reassessment or request for information outstanding or, to the Knowledge of the Seller, pending or threatened against the General Partner or the Partnership by any Governmental Authority with respect to Taxes, there are no matters under discussion, dispute, audit or appeal with any Governmental Authority relating to Taxes, no reassessments of the General Partner or the Partnership’s Taxes have been issued and are outstanding as at the date hereof and neither the General Partner, the Partnership nor the Seller has received any written indication from any Governmental Authority that an assessment or reassessment of the General Partner or the Partnership is proposed in respect of any Taxes, regardless of its merits.

(iii)                               There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by the General Partner or the Partnership, and neither the General Partner nor the Partnership has received a ruling from any Governmental Authority in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Authority and, without limiting the generality of the foregoing, is a party to or bound by any obligation under any Tax sharing or allocation agreement or similar contract or arrangement (whether or not written) nor does the General Partner or the Partnership owe any amount under any such agreement.

(iv)                              The General Partner has received notices of assessment for all taxation years up to the taxation year ending on December 30, 2011.

(v)                                 Each of the General Partner and the Partnership has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has remitted all those amounts withheld and paid all instalments of Taxes due and payable before the date of this Agreement to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.

(vi)                              Each of the General Partner and the Partnership has paid, collected and remitted all Taxes which are due and payable, collectible or remittable, as the case may be, by it on or before the date hereof.  Adequate provision has been made in the GP Financial Statements for all Taxes for the periods covered by the GP Financial Statements.  To the Knowledge of the Seller, the General Partner and the Partnership do not have any liability for Taxes other than those provided for in the GP Year End Financial Statements and those Taxes arising in the ordinary course of business since the Reference Date that are not yet due and payable.

(vii)                           The value of consideration paid or received by each of the General Partner and the Partnership in respect of the acquisition, sale or transfer of any property or the provision of any services to or from any Person with whom it does not deal at “arm’s length” (as defined for purposes of the Tax Act) has been equal to the fair market value of such property acquired, sold or transferred or services provided.

(viii)                        For all transactions between each of the General Partner and the Partnership, on the one hand, and any non-resident person with whom the General Partner or the Partnership (as the case may be) was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, during all taxation years ending on or before the Closing Date, the General Partner and the Partnership (as the case may be) has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act and has fully complied with the rules relating to reporting transactions with such non-resident persons.

(ix)                              There are no circumstances existing which could result in the application of section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to the General Partner or the Partnership and each of the General Partner and the Partnership has not claimed any reserve under any provision of the Tax Act or any equivalent provincial provision.

(x)                                 The GP Financial Statements reflect and include adequate charges, accruals, reserves and provisions for the payments in full of any and all Taxes payable for Prior Periods.

(xi)                              At all times during the 60 month period that ends prior to the Closing Date, less than 50% of the fair market value of the shares of the General Partner was derived, directly or indirectly, from real or immovable property situated in Canada and Canadian resource property.

(h)                                 There are no existing actions, suits or proceedings (including bankruptcy or insolvency proceedings) or, to the Knowledge of the Seller, threatened or pending, against the General Partner in law or in equity, or before or by any Governmental Authority, which would adversely affect the consummation of the transactions contemplated hereby.  The General Partner is not subject to any outstanding judgment, order or decree of any court or Governmental Authority.

(i)                                     Neither the Partnership nor any of the Partners has paid any dividend or made any distribution in violation of applicable Law.

5.03                        Limited Partner

(a)                                 The Limited Partner is an unlimited liability company duly organized, validly existing and in good standing under the Laws of Nova Scotia and the Limited Partner has all requisite power and authority and all authorizations necessary to carry on its businesses as now conducted.  The Limited Partner is qualified to do business in every jurisdiction in which the conduct of business as now conducted requires it to so qualify, except where the failure to be so qualified would not be material to the Limited Partner, and such jurisdictions are listed in Section 5.03(a) of the Disclosure Letter.  The Limited Partner is in good standing and the jurisdictions listed in Section 5.03(a) of the Disclosure Letter.  True, correct and complete copies of the organizational documents of the Limited Partner have been made available to the Purchaser.  Other than as stated in Section 5.03(a) of the Disclosure Letter, the Limited Partner does not own any assets other than the limited partnership interest included in the Partnership Interests and, other than its ownership of the Partnership Interests, has never conducted any business or operations and does not have any liability or obligation of any kind other than (i) in its capacity as a limited partner of the Partnership or (ii) that may be asserted against the Limited Partner by virtue of its ownership interest in the Partnership.

(b)                                 The minute book of the Limited Partner is complete in all material respects and accurately reflects all action of the directors and shareholders of the Limited Partner.  The share register and the share transfer ledger of the Limited Partner are true, correct and complete.

(c)                                  Except as set forth in Section 5.03(c) of the Disclosure Letter:

(i)                                     the Limited Partner has no subsidiaries; and

(ii)                                  the Limited Partner does not own or hold the right to acquire any shares, partnership interests, joint venture interests or other equity ownership interests in any other corporation, organization or entity.

(d)                                 With respect to the Limited Partner’s 0.00007% Partnership Interest:

(i)                                     the Limited Partner is the legal and beneficial owner of such Partnership Interest;

(ii)                                  the Limited Partner has good and valid beneficial title to such Partnership Interest free and clear of all Liens; and

(iii)                               there are no rights, options, warrants, subscriptions, conversion rights or agreements or other rights or arrangements of any kind existing or outstanding to purchase or otherwise require any of such Partnership Interest.

(e)                                  All books, records and accounts of the Limited Partner for the three (3) prior fiscal years are accurate and complete in all material respects and are maintained in all material respects in accordance with good practice and all applicable Laws.

(f)                                   With respect to Tax matters applicable to the Limited Partner, except as set forth in Section 5.03(f) of the Disclosure Letter:

(i)                                     The Limited Partner has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it and such Tax Returns are correct and complete in all material respects and the Limited Partner has made complete and accurate disclosure in those Tax Returns and in all materials accompanying those Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return.  The Limited Partner has paid all Taxes due and payable, including all Taxes shown on those Tax Returns as being due and payable and all Taxes payable under any assessment or reassessment.

(ii)                                  There is no existing legal proceeding, claim, investigation, audit, assessment, reassessment or request for information outstanding or, to the Knowledge of the Seller, pending or threatened against the Limited Partner by any Governmental Authority with respect to Taxes, there are no matters under discussion, dispute, audit or appeal with any Governmental Authority relating to Taxes, no reassessments of the Limited Partner’s Taxes have been issued and are outstanding as at the date hereof and neither the Limited Partner nor the Seller has received any written indication from any Governmental Authority that an assessment or reassessment of the Limited Partner is proposed in respect of any Taxes, regardless of its merits.

(iii)                               There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by the Limited Partner, and the Limited Partner has not received a ruling from any Governmental Authority in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Authority and, without limiting the generality of the foregoing, is not a party to or bound by any obligation under any Tax sharing or allocation agreement or similar contract or arrangement (whether or not written) nor does the Limited Partner owe any amount under any such agreement.

(iv)                              The Limited Partner has received notices of assessment for all taxation years up to the taxation year ending on December 31, 2011.

(v)                                 The Limited Partner has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has remitted all those amounts withheld and paid all instalments of Taxes due and payable before the date of this Agreement to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.

(vi)                              The Limited Partner has paid, collected and remitted all Taxes which are due and payable, collectible or remittable, as the case may be, by it on or before the date hereof.  Adequate provision has been made in the GP Financial Statements for all Taxes for the periods covered by the GP Financial Statements.  To the

Knowledge of the Seller, the Limited Partner has no liability for Taxes other than those provided for in the GP Year End Financial Statements and those Taxes arising in the ordinary course of business since the Reference Date that are not yet due and payable.

(vii)                           The value of consideration paid or received by the Limited Partner in respect of the acquisition, sale or transfer of any property or the provision of any services to or from any Person with whom it does not deal at “arm’s length” (as defined for purposes of the Tax Act) has been equal to the fair market value of such property acquired, sold or transferred or services provided.

(viii)                        For all transactions between the Limited Partner, on the one hand, and any non-resident person with whom the Limited Partner was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, during all taxation years ending on or before the Closing Date, the Limited Partner has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act and has fully complied with the rules relating to reporting transactions with such non-resident persons.

(ix)                              There are no circumstances existing which could result in the application of section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to the Limited Partner and the Limited Partner has not claimed any reserve under any provision of the Tax Act or any equivalent provincial provision.

(x)                                 The GP Financial Statements reflect and include adequate charges, accruals, reserves and provisions for the payments in full of any and all Taxes payable for Prior Periods.

(g)                                  There are no existing actions, suits or proceedings (including bankruptcy or insolvency proceedings) or, to the Knowledge of the Seller, threatened or pending, against the Limited Partner in law or in equity, or before or by any Governmental Authority, which would adversely affect the consummation of the transactions contemplated hereby.  The Limited Partner is not subject to any outstanding judgment, order or decree of any court or Governmental Authority.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER AND THE PARENT

The Parent represents and warrants to the Seller as to those representations and warranties contained in Sections 6.01(b), 6.02(b), 6.03(b), 6.04(b), 6.05(b), 6.06(b) and 6.07 and the Purchaser represents and warrants to the Seller as follows:

6.01                        Organization and Corporate Power.

(a)                                 The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with full power and authority to enter into this Agreement and perform its obligations hereunder.

(b)                                 The Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

6.02                        Authorization; Valid and Binding Agreement and Seller Note

(a)                                 The execution, delivery and performance of this Agreement and the Seller Note by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Seller Note.  This Agreement has, and at the Closing the Seller Note will have been, duly executed and delivered by the Purchaser and this Agreement constitutes, and upon execution and delivery the Seller Note will constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)                                 The execution, delivery and performance of this Agreement by the Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by the Parent and this Agreement constitutes a valid and binding obligation of the Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.03                        No Violation

(a)                                 The Purchaser’s execution, delivery and performance of this Agreement and the Seller Note and the consummation of the transactions contemplated hereby and thereby will not breach or violate, in any material respect, any provision of the Purchaser’s certificate or articles of incorporation, the Purchaser’s bylaws (or similar organizational documents), any applicable Law, any rule or regulation of any Governmental Authority, any material agreement or instrument, any license, franchise or permit, or any order, writ, injunction or decree.

(b)                                 The Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not breach or violate, in any material respect, any provision of the Parent’s certificate or articles of incorporation, the Parent’s bylaws (or similar organizational documents), any applicable Law, any rule or regulation of any Governmental Authority, any material agreement or instrument, any license, franchise or permit, or any order, writ, injunction or decree.

6.04                        Governmental Authorities; Consents

(a)                                 The Purchaser is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement and the Seller Note or the consummation of the transactions contemplated hereby and thereby.  No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement and the Seller Note or the consummation or the transactions contemplated hereby and thereby.

(b)                                 The Parent is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by the Parent in connection with its execution, delivery and performance of this Agreement or the consummation or the transactions contemplated hereby.

6.05                        Litigation

(a)                                 There are no existing actions, suits or proceedings or, to the Knowledge of the Purchaser, threatened or pending, against the Purchaser at Law or in equity, or before or by any Governmental Authority, which would adversely affect the Purchaser’s performance under this Agreement and the Seller Note or the consummation of the transactions contemplated hereby and thereby.

(b)                                 There are no existing actions, suits or proceedings or, to the Knowledge of the Parent, threatened or pending, against the Parent at Law or in equity, or before or by any Governmental Authority, which would adversely affect the Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby and thereby.

6.06                        Brokerage

(a)                                 There are no claims for brokerage commissions, fees or costs, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

(b)                                 There are no claims for brokerage commissions, fees or costs, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Parent.

6.07                        Available Financing

Upon the Purchaser delivering the Purchaser Closing Notice, the Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to make payment of the Base Cash Consideration.

6.08                        Tax Status

The Parent is a non-resident of Canada for the purposes of the Tax Act.

ARTICLE VII
COVENANTS OF THE SELLER

7.01                        Conduct of the Business

(a)                                 From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.01, except as otherwise provided for in this Agreement (including without limitation Section 7.02 hereof), in the Disclosure Letter, or consented to in writing by the Purchaser, the Seller shall cause the Partnership to conduct its business in the ordinary course of business.

(b)                                 From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.01, except as otherwise provided for in this Agreement (including without limitation Section 7.02 hereof), in the Disclosure Letter, or consented to in writing by the Purchaser, the Seller shall cause the Partnership to not: (i) issue, sell or deliver any of its partnership interests or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its partnership interests; (ii) effect any recapitalization, reclassification or like change in its capitalization; (iii) amend its certificate of limited partnership or its limited partnership agreement; (iv) make any redemption or purchase of any of its partnership interests; (v) sell, assign or transfer any of its long-term tangible assets having a value greater than C$10,000 in the aggregate, provided that the Partnership shall be permitted to sell vehicles, engines and compressors having a value of greater than C$10,000 so long as (A) any such sale is made pursuant to and in accordance with an existing purchase option and (B) the net proceeds of the sale (after deducting taxes, make-ready costs and similar amounts) are either used to purchase similar assets from a third party or are retained by the Partnership as cash at Closing (and, for greater certainty, such proceeds shall not be paid out to the Seller or an Affiliate of the Seller pursuant to Section 7.02(a) and shall not be taken into account in the calculation of Actual Working Capital); (vi) make any capital investment in, or any loan to, any other Person; (vii) commit to make any capital expenditures after the Closing for which the amount of obligations and commitments would exceed C$50,000 in the aggregate; (viii) defer any maintenance capital expenditures in the ordinary course of business consistent with past practice; (ix) make any loan to, or enter into any other material transaction with, any of its officers, employees, consultants, contractors or agents outside of the ordinary course of business; (x) increase the compensation of (i) any officer or member of the management team or (ii) any employee, consultant, contractor or agent, except in the case of this clause (ii) in the ordinary course of business; (xi) improve the Employee Benefit Plans in any material manner; (xii) commit to any new or renewed Employee Benefit Plans; (xiii) enter into any contract or agreement that would constitute a Significant Contract if it existed at the date of this Agreement, or amend or terminate any Significant Contract; (xiv) take any action, or omit to take any action that could reasonably be expected to cause any representation and warranty in Article IV or Article V to be untrue in any material respect as of the Closing; (xv) change its practices relating to the invoicing or collection of accounts receivable; or (xvi) agree, commit or adopt any plan or proposal to take any of the actions set forth in clauses (i) through (xv), above.

(c)                                  From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.01, except as otherwise provided for in this Agreement (including without limitation Section 7.02 hereof) or consented to in writing by the Purchaser, the Seller shall cause the General Partner to not:  (i) issue, sell or deliver any of its shares or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its shares; (ii) effect any recapitalization, reclassification or like change in its capitalization; (iii) amend its constating documents; (iv) make any redemption or purchase of any of its shares, or issue any dividends or return any capital in respect of its shares; (v) sell, assign or transfer its Partnership Interest; or (vi) sell, assign or transfer any material portion of its tangible assets.

(d)                                 From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.01, except as otherwise provided for in this Agreement (including without limitation Section 7.02 hereof), in the Disclosure Letter, or consented to in writing by the Purchaser, the Seller shall cause the Limited Partner to not:  (i) issue, sell or deliver any of its shares or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its shares; (ii) effect any recapitalization, reclassification or like change in its capitalization; (iii) amend its constating documents; (iv) make any redemption or purchase of any of its shares, or issue any dividends or return any capital in respect of its shares; or (v) sell, assign or transfer its Partnership Interest.

(e)                                  If the Purchaser has delivered the Purchaser Closing Notice for a Closing to occur during an Interim Funding Period, neither the Partnership nor the Partners shall during such period (i) make any expenditures in excess of $15,000, individually or in the aggregate, during such period without the consent of the Purchaser or (ii) notwithstanding anything in this Agreement to the contrary, make any distributions or dividends of Cash held by the Partnership and the Partners.

7.02                        Pre-Closing Transactions

On or before the Closing Date, the Seller shall cause the following transactions (the “Pre-Closing Transactions”) to be completed:

(a)                                 the Partnership and the Partners shall pay to an Affiliate of the Seller (such Affiliate to be designated by the Seller) all of the Cash held by the Partnership and the Partners and each of them as of the Cut-Off Date;

(b)                                 the General Partner shall transfer and convey to an Affiliate of the Seller (such Affiliate to be designated by the Seller) legal and beneficial title to the Water Solutions Shares, free and clear of all Liens other than restrictions on sales or transfers of securities under applicable securities Laws and the Seller shall pay all Taxes that arise in connection with such transfer and conveyance.  After giving effect to such transfer and conveyance and as of the time of the Closing neither the Partners nor the Partnership shall have any liability or obligation of any kind relating to Exterran Water Solutions ULC;

(c)                                  the Seller shall cause all of the Inter-Company Indebtedness and any outstanding Indebtedness to be extinguished in full;

(d)                                 the Seller shall pay in full all Transaction Expenses, including any such expenses identified on the Disclosure Letter; and

(e)                                  the Partnership shall transfer the leases relating to the compressors identified in Section 4.07(a) of the Disclosure Letter to an Affiliate of the Seller Guarantor (such Affiliate to be designated by the Seller Guarantor), and after giving effect to such transfer and as of the time of Closing neither the Partners nor the Partnership shall have any liability or obligation relating to such leases or such compressors.

From and after the completion of the Pre-Closing Transactions, none of the Partnership, the Partners, the Purchaser or the Parent shall have any rights, title or interest in any consideration paid by the Partners or the Partnership in respect of the Pre-Closing Transactions.

7.03                        Books and Records

Within thirty (30) days following the Closing Date, except for those books and records that are the subject of transfer under the Transitional Services Agreement, the Seller shall provide, or cause to be provided, to the Purchaser the books and records of each of the Partnership and the Partners in the possession or control of the Seller provided that the Seller shall be entitled to retain copies thereof.

7.04                        Conditions

The Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein on the Closing Date.

7.05                        Exclusivity

(a)                                 The Seller shall not, and shall cause its directors, officers, employees, advisors, agents and Affiliates to not, engage in, solicit or initiate any discussions or negotiations with, or provide any information to, or negotiate or enter into any agreement or agreement in principle with, any other Person or entity with respect to a sale of any of the Purchased Shares.

(b)                                 The Seller shall not, and shall cause the Partnership and its respective directors, officers, employees, advisors, agents and Affiliates to not, engage in, solicit or initiate any discussions or negotiations with, or provide any information to, or negotiate or enter into any agreement or agreement in principle with, any other Person or entity with respect to a sale of any of the Partnership’s partnership interests, a sale of all or substantially all of the assets of the Partnership or any similar business combination transaction.

(c)                                  The Seller shall not, and shall cause the General Partner and its respective directors, officers, employees, advisors, agents and Affiliates to not, engage in, solicit or initiate any discussions or negotiations with, or provide any information to, or negotiate or enter into any agreement or agreement in principle with, any other Person or entity with respect to a sale of any portion of the General Partner’s Partnership Interest or the LP Shares, a sale of all or substantially all of the assets of the General Partner or any similar business combination transaction.

(d)                                 The Seller shall not, and shall cause the Limited Partner and its respective directors, officers, employees, advisors, agents and Affiliates to not, engage in, solicit or initiate any discussions or negotiations with, or provide any information to, or negotiate or enter into any agreement or agreement in principle with, any other Person or entity with respect to a sale of any portion of the Limited Partner’s Partnership Interest, a sale of all or substantially all of the assets of the Limited Partner or any similar business combination transaction.

7.06                        Access and Cooperation

(a)                                 During the period commencing on the date hereof and ending on the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Section 10.01, for purposes of enabling the Purchaser to (i) confirm information relating to additions and changes made by the Seller to the Disclosure Letter after signing as contemplated by Section 11.03, (ii) arrange the Financing, and (iii) engage in preparation and planning relating to the transition of ownership and operation of the business of the Partnership following the Closing, the Seller shall, and shall cause the Partners and the Partnership and its and their respective representatives to (i) upon reasonable notice, afford Purchaser, Parent and their respective representatives, reasonable access (including on-site access) during normal business hours to the officers, directors, employees, accountants, properties, financial records, accounting statements and books and records of the Partnership and the Partners and (ii) furnish reasonably promptly to the Purchaser all information concerning the Partnership’s and the Partners’ business, properties and personnel as the Purchaser may reasonably request; provided, that such access shall be granted during normal business hours and shall not unreasonably disrupt the business or operations of the Partnership.

(b)                                 During the period from the date hereof through the Closing Date, the Seller shall, and shall cause the Partners and the Partnership and its and their respective representatives to provide Parent, the Purchaser, and their financing sources all cooperation reasonably requested by Purchaser or its financing sources that is necessary, proper or advisable in connection with the Financing arranged in connection with the transactions contemplated by this Agreement.

7.07                        Partnership Confidential Information

For a period of two (2) years after the Closing Date, the Seller shall not and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for their own benefit or for the benefit of anyone other than Purchaser, any Partnership Confidential Information; provided that with respect to any Partnership Confidential Information that the Seller receives after the date of this Agreement pursuant to Sections 1.07 and 8.07 of this Agreement, the Seller shall keep such Partnership Confidential Information confidential in accordance with the terms of this Section 7.07 for a period of two (2) years after the date that the Seller receives such Partnership Confidential Information.  Notwithstanding the foregoing, the obligation of confidentiality set forth herein shall not apply to employees of the Seller or its Affiliates below the level of manager and the Seller shall not have any obligation to keep confidential (or cause its Affiliates to keep confidential) any Partnership Confidential Information:

(a)                                 if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order;

(b)                                 that is or becomes generally available to the public other than as a result, directly or indirectly, of a disclosure by the Seller or its Affiliates; or

(c)                                  that becomes available to the Seller or its Affiliates after the Closing Date on a non-confidential basis from a source other than the Purchaser, the Partnership or the Partners, provided that such source is not known by the Seller, after reasonable inquiry, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Purchaser, the Partnership, the Partners or any other party with respect to such information.

7.08                        Seller Guarantor Guarantee.

The Seller Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance by the Seller of the Seller’s obligations under this Agreement (for greater certainty, subject to all limitations and qualifications applicable to such obligations as set forth in this Agreement).

7.09                        Cycle Inventory Count.

On the Closing Date, the Seller shall conduct a cycle count of the Inventory in a manner consistent with the General Partner’s past practices in conducting such cycle inventory counts and the Purchaser shall be permitted to be represented, at its own expense, by any representatives as it may deem necessary at such cycle count of the Inventory.

7.10                        Certain Payments.

The Seller and the Seller Guarantor shall cause the Service Provider (as such term is defined in the Transitional Services Agreement), to not make any payment from the accounts of the Partnership or the Partners to the Seller, the Service Provider or any of their Affiliates or for their respective benefit, under the Transitional Services Agreement, this Agreement or otherwise, without the prior written or electronic approval of the Purchaser.

ARTICLE VIII
COVENANTS OF THE PURCHASER AND THE PARENT

8.01                        Pre-Closing Transactions

If applicable, from and after the Closing Date, the Purchaser shall cause the Partnership and the Partners to cooperate with the Seller and the Affiliates of the Seller described in Section 7.02 with respect to the completion of the Pre-Closing Transactions in accordance with Section 7.02.

8.02                        Access to Books and Records

(a)                                 From and after the Closing, the Purchaser shall, and shall cause the Partnership to, provide the Seller and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, the Documents and Other Papers and to the books and records of the Partnership with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement, the Partnership or the transactions contemplated hereby.  Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Partnership to, until the expiration of the later of (i) the seventh (7th) anniversary of the Closing Date, (ii) the date on which Taxes may no longer be assessed or reassessed under the applicable Tax Legislation, including any waivers or extensions thereof, or (iii) the date on which any outstanding Tax Claims are settled, destroy, alter or otherwise dispose of any of the books and records of the Partnership for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such Documents and Other papers or such books and records or any portion thereof which the Purchaser or the Partnership may intend to destroy, alter or dispose of.

(b)                                 From and after the Closing, the Purchaser shall, and shall cause the General Partner to, provide the Seller and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the Documents and Other Papers and the books and records of the General Partner with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement, the General Partner or the transactions contemplated hereby.

(c)                                  Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the General Partner to, until the expiration of the later of (i) the seventh (7th) anniversary of the Closing Date, (ii) the 90th day after the date on which Taxes may no longer be assessed or reassessed under the applicable Tax Legislation, including any waivers or extensions thereof, or (iii) the date on which any outstanding Tax Claims are settled, destroy, alter or otherwise dispose of any of the books and records of the General Partner for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such Documents and Other papers or such books and records or any portion thereof which the Purchaser or the General Partner may intend to destroy, alter or dispose of.

(d)                                 From and after the Closing, the Purchaser shall, and shall cause the Limited Partner to, provide the Seller and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the Documents and Other Papers and the books and records of the Limited Partner with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement, the Limited Partner or the transactions contemplated hereby.  Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Limited Partner to, until the expiration of the later of (i) the seventh (7th) anniversary of the Closing Date, (ii) the 90th day after the date on which Taxes may no longer be assessed or reassessed under the applicable Tax Legislation, including any waivers or extensions thereof, or (iii) the date on which any outstanding Tax Claims are settled, destroy, alter or otherwise dispose of any of the books and records of the Limited Partner for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such Documents and Other Papers or such books and records or any portion thereof which the Purchaser or the Limited Partner may intend to destroy, alter or dispose of.

8.03                        Use of Names

The Purchaser acknowledges and agrees that the use of the names “Exterran”, “Universal Compression”, “Universal”, “Hanover” and any other names used or formerly used by the Seller, its Affiliates or their predecessors and any derivatives thereof (together, the “Exterran Names”) is not being sold, transferred or assigned to the Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement.  The Purchaser covenants and agrees with the Seller as follows:

(a)                                 Within five (5) Business Days following the Closing, the Purchaser shall cause each of the Partnership and the Partners to change its name in order to delete the word “Exterran” and such change of name shall be registered in all jurisdictions in which any of the Partnership or the Partners is registered or otherwise carries on business.

(b)                                 Within five (5) Business Days following the Closing, the Purchaser shall provide to the Seller evidence, in a form satisfactory to the Seller acting reasonably, that the Purchaser has complied with its obligations under Section 8.03(a).

(c)                                  From and after forty-five (45) days following the Closing, the Purchaser shall not, and the Purchaser shall cause each of the Partnership and the Partners not to, use the Exterran Names, whether or not in connection with the operation of its business; provided, however, that nothing in Section 8.03 shall prohibit the Purchaser, the Partnership or the Partners from making statements that the Purchaser has acquired the Partners and the business of the Partnership from the Seller and its Affiliates.  This obligation shall survive the Closing for an indefinite period of time.

(d)                                 By not later than forty-five (45) days following the Closing, the Purchaser shall provide to the Seller evidence, in a form satisfactory to the Seller acting reasonably, that the Purchaser has changed, removed or replaced all signage applicable to the Partnership’s business in order to remove the Exterran Names.

8.04                        Conditions

The Purchaser shall use all commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein on the Closing Date.

8.05                        US Employee Benefit Plans

The Purchaser acknowledges and agrees that all US Employee Benefit Plans applicable to current and former employees of the Partnership will be terminated by the providers of such US Employee Benefit Plans effective as of the Effective Time.  From and after the Effective Time, and continuing until the earlier of six months following the Closing Date or such date on which the Purchaser or the Partnership shall have provided to the current and former employees of the Partnership a minimum of thirty (30) days advance notice that it will not be providing such benefits, the Purchaser shall provide or cause the Partnership to provide to the current and former employees of the Partnership Employee Benefit Plans that are substantially similar to such terminated US Employee Benefit Plans.

8.06                        Restriction on Dividends and Other Distributions

From the Closing Date until such time as all principal and interest on the Seller Note is paid in full, the Purchaser, the General Partner and the Partnership (and any successors thereto or to the business thereof) shall not make any dividend payments or other distributions to their shareholders or partners, other than dividend payments and distributions (i) to enable such shareholders or partners to satisfy any Taxes payable by such persons arising out of the ownership, or business or operations, of the General Partner, the Limited Partner or the Partnership, or (ii) made pursuant to intercompany payments or distributions between the Purchaser, the Partnership, any Partner or any of their wholly-owned direct or indirect subsidiaries.  Notwithstanding the preceding sentence, the following fees payable to the Parent or its Affiliates shall be permitted: (i) a one time up-front management fee of $450,000; plus (ii) ordinary course management fees in line with industry standards up to a maximum annual amount of $450,000 (with the annual management fees in 2013 being prorated for the number of months from the Closing Date to December 31, 2013), provided that to the extent that any such management fee payments are precluded or restricted pursuant to any third party financing obtained by the Purchaser, the General Partner or the Partnership, such payments shall also be precluded or restricted hereunder and pursuant to the Seller Note.  For the avoidance of doubt, nothing in this Section 8.06 shall prohibit the payment of third party fees and expenses incurred by the Parent or the Purchaser or any of their shareholders or partners in connection with the business of the Partnership.

8.07                        Provision of Financial Statements

Until the later of (i) the date on which the principal and interest on the Seller Note has been paid in full, and (ii) the earlier of the end of the fiscal year of the General Partner ended in 2016 and the date on which the Earn-Out Payment or Reduced Earn-Out Payment has been paid to the Seller, the Purchaser shall deliver or cause to be delivered to the Seller quarterly and annual financial statements of each of the Purchaser, the General Partner and the Partnership (or, at the Purchaser’s election, consolidated financial statements of the General Partner with respect to such periods).

8.08                        Release from Lease Indemnity.

The Purchaser shall, not later than thirty (30) days following the Closing Date, satisfy the requirements set forth in section 20 of the indemnity agreement dated November 22, 2012 between Artis Alpfordeau Ltd. and Exterran Holdings, Inc. provided in support of the lease of the premises known as Suite 2020, 633 — 6th Avenue SW, Calgary, Alberta by providing to Artis Alpfordeau Ltd. a security deposit or letter of credit as required by such provision so as to obtain the release of Exterran Holdings, Inc. from its indemnification obligations thereunder; provided that the Purchaser shall not be required to fund more than C$85,000 of such security deposit or letter of credit (or incur any other liability or obligation) and the Seller shall fund the balance thereof.  Any release of such security by the subject landlord shall be made to the Purchaser and the Seller on a pro rata basis based on the amounts that each of the Purchaser and the Seller funded of such security amount.

ARTICLE IX
INDEMNIFICATION

9.01                        Survival of Representations, Warranties, Covenants, Agreements and Other Provisions

(a)                                 The representations and warranties contained in this Agreement shall survive the Closing and continue in effect as follows:

(i)                                     the representations and warranties in the first sentence of Section 4.01(a) (Organization), Section 4.03(a) (Authorization), Section 4.04 (Partnership Interests), Section 4.18 (Transaction Expenses), Section 4.27 (Indebtedness), Section 5.01(a) (Organization and Authorization), Section 5.01(b) (Purchased Shares), the first and last sentence of Section 5.02(a) (Organization), Section 5.02(d) (LP Shares), Section 5.02(e) (Partnership Interest), the first and last sentence of Section 5.03(a) (Organization) and Section 5.03(d) (Partnership Interest) (collectively, the “Non-Tax Fundamental Representations”) shall survive the Closing and terminate on the date that is sixty (60) days after the expiration of the applicable limitation period under the Limitations Act (Alberta);

(ii)                                  the representations and warranties in Sections 4.08, 5.02(g) and 5.03(f) (Tax Matters) (collectively, the “Tax Fundamental Representations”, and together with the Non-Tax Fundamental Representations, the “Fundamental Representations”) shall survive the Closing and terminate on the date that is ninety (90) days after the date on which the last applicable limitation period under any applicable Tax Legislation expires with respect to any taxation year or period to which those representations and warranties relate (after giving effect to any waiver or extension thereof made in compliance with Sections 12.02(d) and 12.02(e)) with such period being extended further in the case of any contest relating to Taxes until such contest is fully resolved; and

(iii)                               all other representations and warranties contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing and terminate on the date that is twenty-four (24) months after the Closing Date.

(b)                                 All covenants and agreements to be performed or complied with after the Closing shall survive the Closing Date in accordance with the terms thereof.

(c)                                  No claim for indemnification under Article IX for, or for Losses (as defined herein) attributable to, any breach of any representation, warranty, covenant or agreement herein contained may be made by any party unless notice in writing of such claim (together with reasonable particulars thereof) has been delivered by the party making the claim to the party against whom the claim is made:

(i)                                     in respect of the Non-Tax Fundamental Representations, on or before that date which is sixty (60) days after the expiration of the applicable limitation period under the Limitations Act (Alberta);

(ii)                                  in respect of the Tax Fundamental Representations, on or before the date that is ninety (90) days after the date on which the last applicable limitation period under any applicable Tax Legislation expires with respect to any taxation year or period to which those representations and warranties relate (after giving effect to any waiver or extension thereof made in compliance with Sections 12.02(d) and 12.02(e)) with such period being extended further in the case of any contest relating to Taxes until such contest is fully resolved; and

(iii)                               in respect of all other representations, warranties, covenants or agreements, on or before that date which is twenty-four (24) months after the Closing Date, other than (A) in respect of the specific covenants and agreements relating to indemnification claims under Sections 9.02(a)(iii), (v), (vi) and (vii), and (B) in respect of the specific covenants and agreements pursuant to Section 1.02 (Purchase Price), Section 1.07 (Earn-Out Payments), Section 1.08 (Assumed Liabilities), the proviso in the first sentence of Section 7.07, Section 7.08 (Seller Guarantor Guarantee), Section 8.02 (Access to Books and Records), Section 8.03 (Use of Names), Section 8.06 (Restriction on Dividends and Other Distributions), Section 8.07 (Provision of Financial Statements), Section 9.03(a)(iii), Sections 9.04 to 9.13, inclusive, Article XII and Article XV, which shall survive indefinitely unless otherwise specified in such provisions.

9.02                        Indemnification from the Seller for the Benefit of the Purchaser

(a)                                 From and after the Closing (but subject to the other provisions of this Article IX), the Seller shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Purchaser, the Parent and each of their respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, including the Purchaser and the Parent, the “Purchaser Indemnitees”), from and against any and all claims, loss, liability, damage, deficiency, cost, charge, fine, penalty, tax or other expense (including fees and expenses of legal counsel and including reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing) (collectively, “Losses”) made against or suffered or incurred by the Purchaser Indemnitees, resulting from, arising out of, or relating to any of the following:

(i)                                     any breach of or inaccuracy in any representation or warranty set forth in this Agreement by the Seller, or in any certificate or agreement delivered by or on behalf of the Seller pursuant to the terms hereof;

(ii)                                  any breach of or failure to comply with any covenant or agreement set forth in this Agreement by the Seller, or in any agreement delivered by or on behalf of the Seller pursuant to the terms hereof;

(iii)                               the Pre-Closing Transactions;

(iv)                              any Pre-Closing Off-Balance Sheet Liabilities not taken into account in the calculation of the Actual Working Capital;

(v)                                 any claim for indemnification under the organizational documents of the Partnership or the Partners arising out of or relating to the events or circumstances that occurred prior to the Closing;

(vi)                              any Closing Tax Liabilities; and

(vii)                           any fees, expenses or other payments incurred or owed by the Seller or its Affiliates to any agent, broker, investment banker or other firm or Person (including legal counsel) retained or employed by any of the foregoing prior to Closing in connection with the transactions contemplated by this Agreement.

(b)                                 The following limitations shall apply to any claim for indemnification under Section 9.02(a):

(i)                                     except in the case of indemnification claims for breaches of or inaccuracies in the Fundamental Representations, no claim for indemnification by any of the Purchaser Indemnitees pursuant to Section 9.02(a)(i) or 9.02(a)(ii) (other than in respect of the specific covenants and agreements relating to indemnification claims under Sections 9.02(a)(iii), (v), (vi) and (vii)) shall be so asserted unless and until the aggregate amount of actual Losses incurred by the Purchaser Indemnitees that would otherwise be payable hereunder exceeds, on a cumulative basis, one percent (1.0%) of an amount equal to the Purchase Price less the portion of the Earn-Out Payment not previously paid (for purposes of the foregoing, any payment of the Reduced Earnout Payment shall be deemed to be a payment of the Earnout Payment) (the “Deductible Amount”), whereupon the amount of any Losses in excess of the Deductible Amount which the Purchaser Indemnitees are entitled to recover in respect of such claims shall be available to the Purchaser Indemnitees (subject to the other provisions of this Article IX) but only for the aggregate amount of such Losses that exceed such Deductible Amount; provided, however, that if subsequent to the time of a determination of a Loss any portion of the Earnout Payment or the Reduced Earnout Payment has been paid, then the Deductible Amount shall be increased by one percent (1.0%) of the amount of each such payment and the Purchaser shall pay to the Seller any amount paid by the Seller that would not have been payable by the Seller under this Article IX if such higher Deductible Amount was in effect at the time the Loss was originally established;

(ii)                                  in no event shall the aggregate liability of the Seller hereunder exceed an amount equal to thirty percent (30%) of an amount equal to the Purchase Price less the portion of Earn-Out Payment not previously paid (for purposes of the foregoing, any payment of the Reduced Earnout Payment shall be deemed to be a payment of the Earnout Payment), subject to adjustment as set forth in the proviso at the end of this Section 9.02(b)(ii); provided, however, that the foregoing limitation shall not apply in relation to any claim for indemnification by any of the Purchaser Indemnitees for any and all Losses or other claims resulting from, arising out of, or relating to (A) any breach or inaccuracy of the Fundamental Representations, or (B) Sections 9.02(a)(iii), (v), (vi) and (vii), provided that:

(A)                               in no event shall the aggregate liability of the Seller for indemnification obligations under the Fundamental Representations or under Sections 9.02(a)(iii), (v), (vi) and (vii) exceed an amount equal to the Purchase Price less the portion of the Earnout Payment not previously paid (for purposes of the foregoing, any payment of the Reduced Earnout Payment shall be deemed to be a payment of the Earnout Payment), subject to adjustment as set forth in Section 9.02(b)(ii)(B); and

(B)                               if subsequent to the time of a determination of a Loss any portion of the Earnout Payment or the Reduced Earnout Payment has been paid, then the limitations contained in the first clause of this Section 9.02(b)(ii) and Section 9.02(b)(ii)(A) shall be increased by the amount of each such payment and the Seller shall pay to the Purchaser Indemnitees any amount that would have been payable under this Article IX if such higher limitation was in effect at the time the Loss was originally established;

(iii)                               for purposes of calculating the amount of any Losses, the Seller’s liability and any resulting obligation for indemnification hereunder shall be calculated net of (A) the value of any determinable Tax benefits to the Purchaser and the other Purchaser Indemnitees and (B) any insurance proceeds received by the Purchaser, the Partnership or the Partners as an offset against such Loss; and

(iv)                              for purposes of calculating the amount of any Losses attributable to any breach or inaccuracy of representations and warranties contained in this Agreement, any “materiality” or “Material Adverse Effect” or similar qualifications in such representations and warranties shall be disregarded for purposes of calculating the amount of such Loss (but for greater certainty, shall be taken into account for purposes of determining whether the representation and warranty has been breached or is inaccurate).

(c)                                  Except in connection with a claim based on fraud, indemnification pursuant to this Article IX constitutes the sole and exclusive remedy of the Purchaser and the other Purchaser Indemnitees for any and all Losses or other claims relating to, or arising under or in connection with, this Agreement or in connection with the transactions contemplated hereby.

(d)                                 None of the limitations set forth in this Section 9.02 shall apply in respect of the Seller to any claim for indemnification by any of the Purchaser Indemnitees for any and all Losses or other claims relating to, or arising under or in connection with, this Agreement or in connection with the transactions contemplated hereby, in connection with a claim based on fraud.

9.03                        Indemnification by the Purchaser for the Benefit of the Seller

(a)                                 From and after the Closing (but subject to the other provisions of this Article IX), the Purchaser shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Seller and the Seller’s Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, together with the Seller, the “Seller Indemnitees”) from and against any Losses made against or suffered or incurred by the Seller Indemnitees resulting from, arising out of, or relating to any of the following:

(i)                                     any breach of or inaccuracy in any representation or warranty set forth in this Agreement by the Purchaser or the Parent, or in any certificate or agreement delivered by or on behalf of the Purchaser or the Parent pursuant to the terms hereof;

(ii)                                  any breach of or failure to comply with any covenant or agreement set forth in this Agreement by the Purchaser or the Parent, or in any agreement delivered by or on behalf of the Purchaser pursuant to the terms hereof; and

(iii)                               any fees, expenses or other payments incurred or owed by the Purchaser, Parent or their respective Affiliates to any agent, broker, investment banker or other firm or Person (including legal counsel) retained or employed by any of the foregoing prior to Closing in connection with the transactions contemplated by this Agreement.

(b)                                 Parent hereby guarantees the obligations of the Purchaser under Section 9.03(a)(i) with respect to any breach of or inaccuracy in the representations and warranties of Parent set forth in Sections 6.01(b) (Organization) and 6.02(b) (Authorization).

9.04                        Notice of Claim

(a)                                 If a Third Party Claim is instituted or asserted against an Indemnified Person, then the Indemnified Person shall promptly but in no event later than thirty (30) days after the commencement or assertion of that Third Party Claim notify the Indemnifier in writing of the Third Party Claim.  The notice will describe the Third Party Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Losses arising therefrom.

(b)                                 If an Indemnified Person becomes aware of a Direct Claim, then the Indemnified Person shall promptly notify the Indemnifier in writing of that Direct Claim.  The notice will describe the Direct Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Losses arising therefrom.

(c)                                  Notice to an Indemnifier of a Third Party Claim or Direct Claim under this Section 9.04 will constitute assertion of a claim for indemnification against the Indemnifier under this Article IX and upon receipt of notice, the provisions of Sections 9.05 through 9.07 will apply to any Third Party Claim and the provisions of Section 9.08 will apply to any Direct Claim.

(d)                                 Failure by an Indemnified Person to give timely notice of a Third Party Claim or Direct Claim will not relieve an Indemnifier from the obligation to indemnify the Indemnified Person, unless the Indemnified Person gives notice after the expiration of the time periods under Section 9.01(c) or the failure to notify materially prejudices the ability of the Indemnifier to exercise its rights under Sections 9.05, 9.06 or 9.07 with respect to a Third Party Claim.

9.05                        Defence of Third Party Claims

With respect to a Third Party Claim, the Indemnifier may participate in or, by giving notice to that effect to the Indemnified Person not later than thirty (30) days after receipt of notice with respect to that Third Party Claim, and subject to the rights of any insurer or other third party having potential liability therefor, elect to assume the control of the defence of the Third Party Claim at the Indemnifier’s own expense and by the Indemnifier’s own counsel (who shall be chosen by the Indemnifier and be reasonably acceptable to the Indemnified Person), and in such event the Indemnified Person may participate in the defence of any Third Party Claim assisted by counsel of its choice at its own expense, and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party; provided, however, that the Indemnifier may not control the defense of the Third Party Claim if (a) it involves criminal liability, (b) it seeks exclusively an injunction or other equitable relief against the Indemnified Person, (c) the Indemnifier has failed or is failing to defend the Third Party Claim in good faith, or (d) the Indemnifier has not agreed that the Third Party Claim is subject to indemnification under this Agreement.  If the Indemnifier does not give notice within thirty (30) days after receipt of notice of the Third Party Claim that it has elected to assume the control of the defence of the Third Party Claim or if it is not permitted to control the defense thereof in accordance with the proviso of the immediately preceding sentence, then the Indemnified Person may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choice and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Losses suffered or incurred by the Indemnified Person with respect to the Third Party Claim.

9.06                        Assistance for Third Party Claims

The Indemnifier and the Indemnified Person shall make all reasonable efforts to make available to the party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”),

(a)                                 those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)                                 all documents, records and other materials in the possession of that party reasonably required by the Defending Party for its use in defending any Third Party Claim;

and shall otherwise co-operate in good faith with the Defending Party.

9.07                        Settlement of Third Party Claims

(a)                                 If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 9.05, then the Indemnifier shall diligently proceed with the defence and shall not, without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any compromise or settlement of the Third Party Claim, which would lead to liability or create any other obligation, financial or otherwise, on the Indemnified Person.

(b)                                 If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 9.05, then the Indemnifier will not be liable for any legal expenses subsequently incurred by the Indemnified Person in connection with the defence of that Third Party Claim, except as otherwise provided in Section 9.05.

9.08                        Direct Claims

The Indemnified Person shall give notice of a Direct Claim to the Indemnifier as provided in Section 9.04.  Upon receipt of that notice, the Indemnifier will then have a period of thirty (30) days within which to respond in writing to the Direct Claim.  The Indemnified Person shall make available to the Indemnifier the information relied upon by the Indemnified Person to substantiate its right to be indemnified, together with all other information as may be reasonably requested by the Indemnified Person.  If the Indemnifier does not respond within that thirty (30) day period, then the Indemnifier will be deemed to have conclusively rejected that Direct Claim and the Indemnified Person may pursue any remedies available to it.

9.09                        Payment

(a)                                 Any amounts payable in respect of indemnification of the Purchaser Indemnitees pursuant to Section 9.02 shall be effected by wire transfer of immediately available funds to an account designated by the Purchaser within fifteen (15) days after the final determination thereof in accordance with this Agreement.

(b)                                 Any amounts payable in respect of indemnification of the Seller Indemnitees pursuant to Section 9.03 shall be effected by wire transfer of immediately available funds to an account designated by the Seller within fifteen (15) days after the final determination thereof in accordance with this Agreement.

(c)                                  All payments made by the Seller pursuant to this Article IX shall be treated by the parties as a downward adjustment, on a dollar for dollar basis, of the Purchase Price.  Each of the parties shall file (or re-file) all Tax Returns in a manner consistent with the foregoing.

9.10                        Insurance

If the Indemnified Person maintains an insurance policy that covers any Direct Claims or Third Party Claims for which indemnification from an Indemnifier is sought under this Article IX, then the Indemnified Person shall take all reasonable steps to file all appropriate claims for coverage; provided that the failure to file such claims shall not in any manner relieve an Indemnifier of its indemnification obligations hereunder unless the failure to file such claims has resulted in the loss or denial of insurance coverage and increased the Seller’s liability for indemnification due to the loss of the offset for insurance proceeds contemplated by Section 9.02(b)(iii) but then any such relief to an Indemnifier shall only be to the extent of the amount of such lost offset, if any.

9.11                        Reductions and Subrogation

(a)                                 If the amount of Losses incurred by an Indemnified Person is reduced by any recovery, settlement or otherwise under any insurance coverage of the Partnership or either of the Partners or otherwise under any claim, recovery, settlement or payment by or against any other Person, then the Indemnified Person, the Partnership or either of the Partners, as applicable, shall promptly repay to the Indemnifier the amount of the reduction or recovery (less any costs, expenses (including Taxes) or premiums incurred in connection therewith) to the extent the Indemnifier has made the Indemnity Payment in respect of such amount.

(b)                                 Upon making a full Indemnity Payment, the Indemnifier will, to the extent of that Indemnity Payment, be subrogated to all rights of the Indemnified Person against any third party that is not an Affiliate of the Indemnified Person in respect of the Losses to which the Indemnity Payment relates. Until the Indemnified Person recovers full payment of its Losses, any and all claims of the Indemnifier against any such third party on account of that Indemnity Payment will be postponed and subordinated in right of payment to the Indemnified Person’s rights against that third party.

(c)                                  Upon making a full Indemnity Payment in respect of a breach or inaccuracy of any representation or warranty contained in Section 4.15(c) relating to the item identified in Section 4.15(c) of the Disclosure Letter, the Seller shall be entitled to proceed directly against the lessor of the subject premises identified in Section 4.15(c) of the Disclosure Letter with respect to the item identified in Section 4.15(c) of the Disclosure Letter to attempt to recover up to the full amount of such full Indemnity Payment.

9.12                        Additional Provisions

Each Indemnified Person shall take all reasonable steps to mitigate all Losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder or in connection herewith.

9.13                        No Recourse

Notwithstanding anything that may be expressed or implied in this Agreement, except for equitable remedies to enjoin any breach of the confidentiality obligations herein contained, each party covenants, agrees and acknowledges that no recourse under this Agreement shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any current, former or future shareholder, partner, director, officer or employee of any party or any of the Affiliates of any party whether by any legal or equitable proceeding, or by virtue of any applicable Law, provided that, the obligations of each party shall be binding upon any successor of such party, whether by agreement, amalgamation, liquidation, operation of law or otherwise.

ARTICLE X
TERMINATION

10.01                 Termination

This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Purchaser and the Seller;

(b)                                 by either the Purchaser or the Seller, if the Purchaser has not delivered the Purchaser Closing Notice by 5:00 p.m. (“Mountain Time”) on July 30, 2013; provided, however, that Seller may not terminate this Agreement pursuant to this clause (b) if at such time there is a continuing material violation or breach by the Seller of any agreement, covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing set forth in Section 3.01 (and, for greater certainty, such violation or breach has not been waived by the Purchaser or cured by the Seller prior to the date on which the Seller purports to terminate this Agreement);

(c)                                  by the Purchaser, if there has been a material violation or breach by the Seller of any agreement, covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing set forth in Section 3.01 and such violation or breach has not been waived by the Purchaser or cured by the Seller by the earlier of five (5) Business Days after receipt by the Seller of written notice thereof from the Purchaser or the Closing Date; provided, however that Purchaser may not terminate this Agreement pursuant to this clause (c) if Purchaser is then in material violation or breach of any agreement, covenant, representation or warranty contained in this Agreement so as to cause any of the conditions set forth in Section 3.02 to be not capable of being satisfied;

(d)                                 by the Seller, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Seller at the Closing set forth in Section 3.02 and such violation or breach has not been waived by the Seller or cured by the Purchaser by the earlier of five (5) Business Days after receipt by the Purchaser of written notice thereof from the Seller or the Closing Date (provided that the failure by the Purchaser to pay the Adjusted Base Cash Consideration at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller); provided, however that Seller may not terminate this Agreement pursuant to this clause (d) if the Seller is then in material violation or breach of any agreement, covenant, representation or warranty contained in this Agreement so as to cause any of the conditions set forth in Section 3.01 to be not capable of being satisfied; and

(e)                                  by either the Purchaser or the Seller if the Closing shall not have been consummated by on or before September 5, 2013.

10.02                 Effect of Termination

In the event that this Agreement is validly terminated as provided herein, then, subject to Section 10.03, each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, the Parent or the Seller.  If the Purchaser or the Seller waive compliance with any of the conditions, obligations, agreements or covenants contained in this Agreement, then the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

10.03                 Deposit

If this Agreement is terminated (i) by the Purchaser pursuant to Section 10.01(b) or Section 10.01(e) and provided that the Seller is not then in material violation or breach of any agreement, covenant, representation or warranty contained in this Agreement so as to cause any of the conditions set forth in Section 3.01 to be not capable of being satisfied or (ii) by the Seller pursuant to Section 10.01(b), Section 10.01(d) or Section 10.01(e), then the Deposit shall be forfeited by the Purchaser and paid to the Seller in accordance with the Deposit Escrow Agreement and the amount of the Deposit shall constitute a genuine estimate of the Losses suffered by the Seller by reason of such termination and, for greater certainty, the forfeiture of the Deposit shall not be deemed to be a penalty.  Notwithstanding anything in this Agreement to the contrary, (i) the Seller’s right to terminate this Agreement under Sections 10.01(b), (d) or (e) and receive the Deposit in the event of such termination, and (ii) receive the Deposit in the event this Agreement is terminated by the Purchaser pursuant to Sections 10.01(b) or (e) (provided that the Seller is not then in material violation or breach of any agreement, covenant, representation or warranty contained in this Agreement so as to cause any of the conditions set forth in Section 3.01 to be not capable of being satisfied), shall in each such case be the Seller’s sole and exclusive remedy in connection with any breach of this Agreement by the Purchaser or the Parent prior to the Closing and neither the Purchaser nor Parent shall have any other liability or obligation to the Seller in respect of this Agreement.  If this Agreement is terminated for any reason, other than by the Purchaser pursuant to Section 10.01(b) or Section 10.01(e) (provided that the Seller is not then in material violation or breach of any agreement, covenant, representation or warranty contained in this Agreement so as to cause any of the conditions set forth in Section 3.01 to be not capable of being satisfied) or by the Seller pursuant to Section 10.01(b), Section 10.01(d) or Section 10.01(e), the Deposit shall be refunded to the Purchaser in accordance with the Deposit Escrow Agreement.  The Seller and the Purchaser shall take all actions and execute all documents required under the Deposit Escrow Agreement in order to cause the Deposit to be released to the Seller or the Purchaser, as applicable, on a timely basis in accordance with this Section 10.03.

ARTICLE XI
ADDITIONAL COVENANTS

11.01                 Further Assurances

From time to time, as and when requested by any party and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

11.02                 Disclosure Generally

All Exhibits attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein shall be deemed to refer to this entire Agreement, including the Disclosure Letter.

11.03                 Additions and Changes to Disclosure Letter

(a)                                 Subject to the terms of this Section 11.03, the Seller may make additions and changes to the Disclosure Letter from time to time prior to the Closing promptly following the occurrence of the event giving rise to such addition or change and the Seller shall notify the Purchaser promptly upon each such change or addition to the Disclosure Letter, in each instance giving particulars of all such additions or changes and providing copies of all such documents and materials.

(b)                                 Within three (3) Business Days of receipt of any notification pursuant to Section 11.03(a), the Purchaser shall review the additions or changes to the Disclosure Letter and advise the Seller if, in the Purchaser’s opinion (in its sole discretion), any such additions or changes are material (if not remedied through efforts not involving material costs, expenses or time expenditures) and, with respect to any particular addition or change that the Purchaser determines to be material, whether the Purchaser consents to such addition or change.

(c)                                  If the Purchaser has not delivered the notice contemplated by Section 11.03(b) within the three (3) Business Days contemplated thereby, then the Purchaser shall be deemed to have accepted the revised Disclosure Letter, but only with respect to such additions or changes contemplated in the notification from the Seller and with only such effects as are set forth in this Section 11.03(c). If the Purchaser has delivered the notice contemplated by Section 11.03(b) within the three (3) Business Days contemplated thereby indicating the Purchaser’s acceptance of such changes, then the Purchaser shall be deemed to have accepted the revised Disclosure Letter only with respect to such additions or changes that the Purchaser has determined in its sole discretion are not material or that the Purchaser has consented to in accordance with Section 11.03(b); provided, however, that only such additions or changes to the Disclosure Letter that the Purchaser has so determined are not material or that the Purchaser has consented to or that the Purchaser is deemed to have accepted as contemplated herein shall affect the representations, warranties or covenants of the Seller or the conditions to the obligations of the Purchaser, as the case may be, under this Agreement.

11.04                 Release

(a)              Effective as of the Closing Date, the Seller, on its own behalf and on behalf of its assigns, successors and legal representatives and any and all persons or entities claiming by or through any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and forever waives, discharges, releases and gives up any and all Released Claims (as defined below) against the Partners or the Partnership and each of its past, present and future managers, officers and members, equity holders, agents, attorneys and employees, and the respective personal representatives, successors, assigns, agents and Affiliates of each of the foregoing (collectively, the “Released Parties”), which such Releasing Parties ever had, now have or hereafter can, shall or may have against the Released Parties.  The foregoing shall not apply to any rights that the Releasing Parties have pursuant to this Agreement.

(b)              For purposes hereof, “Released Claims” means any and all claims, debts, liabilities, obligations, liens, dues, demands, damages, losses, actions, causes of action, rights, suits, judgments, costs and expenses of whatever nature or character, charges, accounts, covenants, controversies, contracts, agreements and promises of any kind, known or unknown, suspected or unsuspected, accrued or unaccrued, matured or unmatured, absolute or contingent, determined or speculative, both in law and in equity (collectively, “Claims”) incurred or accrued or relating to the period prior to the Closing only; provided, however, that the Released Claims shall not include any obligations or liabilities of the Released Parties to the Releasing Parties arising under this Agreement, the Transitional Services Agreement or the Water Solutions HRP Agreement.

(c)               The provisions of this Section 11.04 shall apply even if such Released Claims were caused, in whole or in part, by any act, omission, negligence, gross negligence, breach of contract, intentional conduct, violation of statute or common law, fraud, breach of warranty, tort or conduct of any type by any of the Released Parties.  The release contained in this Section 11.04 shall preclude the Releasing Parties from bringing or prosecuting any Released Claim against any future successor or assign of any Released Party.

(d)              The Seller, on its own behalf and on behalf of the other Releasing Parties, hereby irrevocably covenants to refrain from asserting or assisting in the assertion of any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties based upon any Released Claim.

11.05                 Information

During the period from the date hereof to the Closing Date, the Seller and the Purchaser shall promptly inform each other in writing of any claim, action or any proceeding commenced against such party, as contemplated by Section 3.01(a) or Section 3.02(a).

ARTICLE XII
TAX MATTERS

12.01                 Interim Period Tax Related Obligations of Seller

During the Interim Period, the Seller shall ensure that the Partnership and each of the Partners:

(a)                                 duly pays, within the prescribed time, all Taxes that become due and payable, and files all Tax Returns due, on or before the Closing Date;

(b)                                 makes adequate provision in its books and records for the Taxes that relate to any Prior Period but that are not yet due and payable and for which Tax Returns are not yet required to be filed;

(c)                                  withholds from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and pays all of those amounts to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation; and

(d)                                 refrains from entering into any arrangements to provide for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by it, without the prior written consent of the Purchaser.

12.02                 Partnership Information Returns and Tax Returns

(a)                                 The Purchaser shall be responsible for preparing the partnership information return for the Partnership for the fiscal period ending after the Effective Time.  Such partnership information return shall be prepared on a basis consistent with the Partnership’s partnership information return for the Prior Periods provided that such partnership information return shall claim the maximum amount of any deductions that are available to reduce the Partnership’s net income to NIL.  The Seller shall have the right to review such partnership information return at least thirty (30) days prior to the due date for the filing thereof and may request any reasonable changes so long as such request is submitted at least fifteen (15) days prior to the due date for such filing.  The Purchaser shall make such changes to such partnership information return as are reasonably requested by the Seller and shall provide the Seller with such partnership information return at least five (5) days prior to the due date for such filing.  The Purchaser shall cause the Partnership to file such partnership information return in a timely manner.

(b)                                 The Purchaser shall be responsible for preparing, or causing the Partners to prepare, all Tax Returns for each of the Partners for the taxation year ending on or immediately prior to the Effective Time as a consequence of the Closing and for the immediately following taxation year to the extent that such post-Closing Tax Returns include income and loss from the Partnership for periods prior to the Effective Time due to a Straddle Period.  Such Tax Returns shall be prepared on a timely basis, consistent with such Partner’s Tax Returns for the Prior Periods provided that such Tax Returns shall claim the maximum amount of any deductions, and apply the maximum amount of any losses, that are available to shelter or minimize such Partner’s taxable income.  The Seller shall have the right to review such Tax Returns at least thirty (30) days prior to the due date for the filing thereof and may request any reasonable changes so long as such request is submitted at least fifteen (15) days prior to the due date for such filing.  The Purchaser shall make such changes to such Tax Returns as are reasonably requested by the Seller and shall provide the Seller with such Tax Returns at least five (5) days prior to the due date for such filing.  The Purchaser shall cause each of the Partners to file such Tax Returns in a timely manner.

(c)                                  After the Closing, the Purchaser shall, and shall cause the Partnership and each of the Partners to, cooperate fully with the Seller and make available to the Seller in a timely fashion such books, records and other data and information as may reasonably be required for the preparation of the partnership information returns and any of the Tax Returns (including any partnership information returns or Tax Returns related to a Prior Period) (“Tax Data”) and shall preserve that Tax Data until the 90th day after the expiration of any applicable limitation period under any applicable Laws with respect to Taxes or the expiration of any indemnity obligation of the Seller, whichever is later.

(d)                                 The Purchaser shall not, and shall not allow the Partnership to amend, re-file or otherwise waive, modify or grant an extension of any statute of limitations with respect to any partnership information return for any Prior Periods and the Purchaser shall not request, and shall not allow the Partnership to request, an audit or assessment or re-assessment of any such partnership information return or election, in either case, unless required by law or the Seller, in its sole discretion, consented thereto in writing or the Purchaser has expressly waived any liability or indemnity obligation of the Seller that may arise therefrom.

(e)                                  The Purchaser shall not, and shall not allow either of the Partners to amend, re-file or otherwise waive, modify or grant an extension of any statute of limitations with respect to any Tax Return for any Prior Periods and the Purchaser shall not request, and shall not allow either of the Partners to request, an audit or assessment or reassessment of any such Tax Return, in either case, unless required by law or the Seller has, in its sole discretion, consented thereto in writing or the Purchaser has expressly waived any liability or indemnity obligation of the Seller that may arise therefrom.

12.03                 Tax Refunds

(a)                                 The Seller shall be entitled to be paid by the Purchaser an amount equal to any refund of (or credit for) Income Taxes paid by or for the account of either of the Partners (including interest thereon to the extent paid by the applicable Governmental Authority, net of any Taxes attributable to such interest on the basis of any Taxes actually paid or payable on such interest or an amount equal to 25% of any taxable income associated with receipt of such interest to account for the reduction of any losses or other tax deductions used to offset such interest) allocable to any Prior Period whether as a result of an assessment, reassessment or otherwise other than to the extent such refund or credit relates to activities or events in any taxation year or period ending after the Closing Date.

(b)                                 Without restricting the generality of Section 12.03(a), the Seller shall be entitled to be paid by the Purchaser any portion or portions of the Excluded Tax Refunds paid by or for the account of either of the Partners (including interest thereon to the extent paid by the applicable Governmental Authority, net of any Taxes attributable to such interest on the basis of any Taxes actually paid or payable on such interest or an amount equal to

25% of any taxable income associated with receipt of such interest to account for the reduction of any losses or other tax deductions used to offset such interest).

(c)                                  The Purchaser shall promptly provide the Seller with all notices of assessment or reassessment of Taxes related to a Prior Period.

(d)                                 Payments required to be made under this Section 12.03 shall be construed as increases to the Purchase Price and shall be paid by the Purchaser to the Seller by wire transfer of immediately available funds to an account designated by the Seller within thirty (30) days of receipt by the Purchaser, the Parent or either of the Partners of the refund, the credit or the Excluded Tax Refunds, as applicable.

12.04                 Tax Claims

(a)                                 The Purchaser shall promptly and, in any event, within five (5) Business Days of the receipt thereof, notify the Seller in writing on receipt by the Purchaser or either of the Partners of any claim, notice or communication of any pending or threatened federal, provincial, state, local or foreign Tax audits, examinations, claims, assessments, reassessments, appeals or other proceedings relating to Taxes of either of the Partners in respect of any Prior Period (a “Tax Claim”).  The Purchaser shall promptly deliver to the Seller any and all correspondence, documents and other communications in its possession or under its control relating to a Tax Claim. Failure by the Purchaser to give timely notice of a Tax Claim will not relieve the Seller from the obligation to indemnify the Purchaser, unless the failure to notify prejudices the ability of the Seller to exercise its rights under Section 12.04(b) with respect to a Tax Claim.

(b)                                 After the Closing, the Seller shall, in its sole discretion, be entitled to exclusively assume control, on behalf of each of the Partners, of any Tax Claim, including the conduct of all negotiations with Tax authorities and the filing of any objections, appeals and other legal process, and to otherwise exclusively represent the interests of each of the Partners in and with respect to any Tax Claim, and the Seller may employ counsel of its own choice, at its own expense, for that purpose so long as the Seller provides the Purchaser with a notice to such effect within thirty (30) days of being notified of such Tax Claim pursuant to Section 12.04(a), except that the Seller may not control the Tax Claim if (a) it involves criminal liability or (b) the Seller has failed or is failing to defend the Tax Claim in good faith.  The Seller shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld conditioned or delayed), enter into any settlement of the Tax Claim which would lead to additional liability or create any other obligation, financial or otherwise, on either of the Partners for which the Seller is not otherwise obliged to indemnify the Purchaser.  Except as provided in Section 12.04(d) from and after the Closing, neither the Purchaser nor either of the Partners shall settle or compromise, or agree to settle or compromise, any Tax Claim unless the Purchaser has expressly waived any liability or indemnity obligation of the Seller that may arise therefrom.

(c)                                  All refunds, including interest payments (net of any Taxes attributable to such interest on the basis of any Taxes actually paid or payable on such interest or an amount equal to 25% of any taxable income associated with receipt of such interest to account for the reduction of any losses or other tax deductions used to offset such interest), received by either of the Partners as a result of a successful objection or appeal (including as a result of litigation relating thereto) relating to a Tax Claim shall be for the account of the Seller in accordance with Section 12.03.

(d)                                 The Purchaser shall have the right to control any Tax Claim if the Seller does not assume control of such Tax Claim in accordance with Section 12.04(b).  Control by the Purchaser of any Tax Claim will not affect the indemnification obligations of the Seller associated with the settlement of any such Tax Claim.

(e)                                  With respect to any Tax Claim in respect of which the applicable Tax authority asserts that an amount is payable in respect of which or in respect of part of which the Seller may be liable under Section 9.02(a)(vi) and for which the Seller fully pays such amount or such part in respect of which it may be liable, all costs and expenses incurred by the Purchaser or either of the Partners in contesting such Tax Claim and all interest payable in respect thereof shall be entirely borne by the Purchaser.

(f)                                   To the extent that the procedure set out in this Section 12.04 conflicts with, or is inconsistent with, the indemnification procedure set out in Article IX, the procedure set out in this Section 12.04 shall govern to the extent of such conflict or such inconsistency.

12.05                 Assistance and Cooperation

(a)                                 After the Closing, the Purchaser and each of the Partners (as directed by the Purchaser) shall:

(i)                                     not request an audit by any Tax authority which may result in an assessment or reassessment of Taxes of either of the Partners in respect of any Prior Period;

(ii)                                  cooperate with the Seller in a timely manner in preparing for any audits of, or disputes with Tax authorities regarding, Prior Period Taxes or any Tax Returns of either of the Partners for Prior Periods;

(iii)                               furnish the Seller with copies of all correspondence received from any Tax authority, within five (5) Business Days of the receipt thereof, in connection with any Tax audit or information request with respect to any Prior Period;

(iv)                              timely sign and deliver to the Seller such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Prior Period Taxes; and

(v)                                 properly retain and maintain Tax Data and other accounting and Tax records and information of each of the Partners relating to Prior Periods or that otherwise might be useful in contesting any Tax Claim, consistent with Tax authority guidelines, until the later of the expiration of all applicable limitation periods under applicable Tax Legislation and the settlement or other final disposition of all Tax Claims;

provided that failure by the Purchaser to comply with these matters will not relieve the

Seller from the obligation to indemnify the Purchaser, unless the failure materially prejudices the ability of the Seller to exercise its rights under Section 12.04(b) with respect to a Tax Claim.

(b)                                 The Purchaser shall, and shall cause each of the Partners to, grant to the Seller access at all reasonable times to all books, records, information and documents (including without limitation working papers and correspondence with Tax authorities) relating to each of the Partners and its properties, and shall afford the Seller the right (at the Seller’s expense) to take extracts therefrom and to make copies thereof, and to make same available to relevant Tax authorities, to the extent reasonably necessary to permit the Seller to conduct negotiations with Tax authorities and to investigate, prosecute or defend or otherwise deal with any claims, including Tax Claims, and shall cause each of the Partners to provide to Seller on a timely basis reasonable authorizations necessary to carry out the intent and purpose of this Article XII.

(c)                                  The Seller shall cooperate with the Purchaser and each of the Partners as and to the extent reasonably requested by the Purchaser or either of the Partners in connection with the preparation of any Tax Return that relates to a period other than a Prior Period or that conduct of any audit, litigation or other proceeding with respect to Taxes that relates to a period other than a Prior Period.

12.06                 Straddle Period

For purposes of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any real property, personal property and similar ad valorem Taxes for the portion of such Straddle Period ending on the Closing Date will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such entire Straddle Period, and the amount of any other Taxes for the portion of such period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date.

ARTICLE XIII
PRIVACY MATTERS

13.01                 Privacy Matters

(a)                                 The Seller hereby confirms to the Purchaser that each of the Seller and the Partnership has complied, in all material respects, with Privacy Laws which govern the collection, use and disclosure of Personal Information disclosed to the Purchaser pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).  The Seller hereby covenants and agrees, until the Closing, to advise the Purchaser of all purposes for which Disclosed Personal Information was initially collected from or in respect of the employees of the Partnership to whom that Disclosed Personal Information relates and all additional purposes where the Partnership has notified the applicable employee of that additional purpose and disclosure of Personal Information, if any, unless that use or disclosure is permitted or authorized by Law without notice to, or consent from, that employee, provided however, in such case, the Seller shall have advised the Purchaser of the legislative provisions on which the Partnership is relying.

(b)                                 None of the parties (except the Partnership in the ordinary course of its business) shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the transactions contemplated hereby.

(c)                                  Each of the parties acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the parties shall proceed with the transactions contemplated hereby and that the disclosure of Personal Information relates solely to the carrying on of the business of the Partnership or the completion of the transactions contemplated hereby.

(d)                                 The Purchaser shall at all times keep strictly confidential all, and not disclose any, Disclosed Personal Information provided to it, and shall instruct those of its employees responsible for processing such Disclosed Personal Information to protect the confidentiality of that information.  The Purchaser shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or service providers of the Purchaser who have a bona fide need to access that information in order to fulfil their obligations in the course of their employment or in providing services to the Purchaser.

(e)                                  The parties shall fully co-operate with one another, with the employees of the Partnership to whom the Personal Information relates, and any Governmental Authority charged with enforcement of Privacy Laws, in responding to inquiries, complaints, requests for access, and claims in respect of the Disclosed Personal Information.

(f)                                   The Purchaser undertakes, after the Closing, to utilize, and to cause the Partnership to utilize, the Disclosed Personal Information only for those purposes for which the Disclosed Personal Information was initially collected from or in respect of the employees of the Partnership.

(g)                                  If the Closing does not occur, then the Purchaser shall forthwith cease all use of the Disclosed Personal Information acquired by the Purchaser in connection with this Agreement and will return to the Partnership or, at the Partnership’s request, destroy in a secure manner the Disclosed Personal Information (and any copies thereof) and, in the event of a request for such destruction, promptly provide the Partnership with a certificate of a senior officer of the Purchaser confirming such destruction.

ARTICLE XIV
DEFINITIONS

14.01                 Definitions

For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounts Receivable Information” has the meaning set forth in Section 2.01(c).

“Accounting Standards” has the meaning set forth in Section 1.03(a).

“Actual Closing Statements” has the meaning set forth in Section 1.03(a).

“Actual Purchased AR Amount” has the meaning set forth in Section 1.03(a).

“Actual Purchased AR Amount Statement” has the meaning set forth in Section 1.03(a).

“Actual Working Capital” has the meaning set forth in Section 1.03(a).

“Actual Working Capital Statement” has the meaning set forth in Section 1.03(a).

“Adjusted Base Cash Consideration” has the meaning set forth in Section 2.01(d).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” means this share purchase agreement, including the Disclosure Letter and any Exhibits attached to this share purchase agreement or the Disclosure Letter, as applicable, in each case as they may be supplemented or amended from time to time in accordance with its terms.

“Applicable Period Interim Cash Funding Amount” has the meaning set forth in Section 1.06.

“AR Deficiency” has the meaning set forth in Section 1.05(b).

“AR Reference Date” has the meaning set forth in Section 2.01(c).

“AR Surplus” has the meaning set forth in Section 1.05(a).

“Base Cash Consideration” has the meaning set forth in Section 1.02(a)(i).

“Business Day” means a day other than Saturday and Sunday on which major banks are open in the City of Edmonton, Alberta.

“Canadian GAAP” means accounting principles generally accepted in Canada as at the applicable date of determination.

“Cash” means cash and cash equivalents of the Partnership and the Partners and each of them as at the Cut-Off Date including, without limitation, credits to bank accounts, treasury bills, term deposits, guaranteed investment certificates and marketable securities.

“C$” means dollars of Canada.

“Closing” has the meaning set forth in Section 2.01.

“Closing Balance Sheet” has the meaning set forth in Section 1.03(a).

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Tax Liabilities” means, for any Prior Period, any and all of the Tax liabilities of the Partnership, the Partners, and/or any Person (other than the Partnership and the Partners) imposed on the Partnership or any of the Partners as a transferee or successor, by contract or pursuant to any Law minus any reserve for Closing Tax Liabilities which is taken into account in the calculation of the Actual Working Capital, it being acknowledged and agreed that, for greater certainty, all such Tax liabilities described above attributable to the Pre-Closing Transactions and attributable to the portion of any Straddle Period ending on or before the Closing Date shall constitute Closing Tax Liabilities.

“Closing Time” has the meaning set forth in Section 2.01.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a Material Adverse Effect in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any change to its business, to commence any litigation, or to incur any other material burden.

“Customer of the Partnership” means any Person to which the Partnership had any sales in the twelve (12) months preceding the Closing Date.

“Cut-Off Date” means (i) June 30, 2013 if the Closing is to occur on or after July 2, 2013 and prior to or on July 5, 2013 and (ii) July 31, 2013 if the Closing is to occur on or after August 1, 2013 and prior to or on August 6, 2013 and (iii) August 31, 2013 if the Closing is to occur on September 5, 2013.

“Deductible Amount” has the meaning set forth in Section 9.02(b)(i).

“Defending Party” has the meaning set forth in Section 9.06.

“Deposit” has the meaning set forth in Section 1.02(b).

“Deposit Escrow Agent” has the meaning set forth in the Recitals hereto.

“Deposit Escrow Agreement” has the meaning set forth in the Recitals hereto.

“Direct Claim” means any cause, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim of indemnification under Article IX.

“Disclosed Personal Information” has the meaning set forth in Section 13.01(a).

“Disclosure Letter” means the disclosure letter forming part of this Agreement and which has the meaning set forth in Article IV.

“Dispute Resolution Auditor” has the meaning set forth in Section 1.03(d).

“Dispute Statement” has the meaning set forth in Section 1.03(d).

“Documents and Other Papers” means and includes any document, agreement, instrument, certificate, writing, notice, consent, affidavit, letter, telegram, telex, statement, file, computer disk, microfiche or other document in an electronic format, schedule, exhibit or any other paper or record whatsoever.

“Earn-Out Payment” means the amount of C$5,000,000.

“Earn-Out Statement” has the meaning set forth in Section 1.07(c)(ii).

“EBITDA” has the meaning set forth in Section 1.07(a)(i).

“Effective Time” has the meaning set forth in Section 2.01(a).

“Electronic Delivery” has the meaning set forth in Section 15.12.

“Eligible Uncleared Checks” shall mean the amount of any checks that have (1) been received by the Partnership prior to or on the Cut-Off Date but that have not cleared as of the Cut-Off Date and have not been paid to an affiliate of the Seller pursuant to the Pre-Closing Transactions;  (2) cleared as of the date of delivery of the Closing Balance Sheet and been available to the Purchaser as immediately available funds; and (3) not been at all accounted for otherwise or double counted in calculating Actual Purchased AR Amount or Actual Working Capital in any way.

“Employee Benefit Plans” means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including defined benefit or defined contribution pension plans and group registered retirement savings plans, and all other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, including all written policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to Partnership-provided automobiles, that are administered, sponsored or maintained by the Partnership for the benefit of any of the Employees or former employees of the Partnership or beneficiaries of any of them, whether or not insured and whether or not subject to any Law, including those listed or described in Section 4.13 of the Disclosure Letter, except that the term “Employee Benefit Plan” does not include any statutory plan with which the Partnership is required to comply, including the Canada Pension Plan, Quebec Pension Plan or any plan administered by a Governmental Authority under applicable provincial health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation by a Governmental Authority.

“Environmental Laws” means all Laws which are applicable in the jurisdictions in which the Partnership carries on business and which concern pollution, protection, remediation or clean-up of the outdoor environment, including all such Laws relating to the emission, discharge, migration, release or threatened release of any substances, chemicals, gases, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, indoor air, surface water, groundwater or lands, including land surface, subsurface strata and natural resources, and Laws relating to the manufacture, processing, distribution, use, sale, treatment, storage, disposal, transport or handling of any substances, chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes.

“Estimated AR Deficiency” has the meaning set forth in Section 2.01(c).

“Estimated AR Surplus” has the meaning set forth in Section 2.01(c).

“Estimated Purchased AR Amount” has the meaning set forth in Section 2.01(c).

“Estimated Purchased AR Amount Statement” has the meaning set forth in Section 2.01(c).

“Excluded Tax Refunds” means (a) the Tax refund in the amount of C$1,527,468 payable by the Ontario Ministry of Revenue to the General Partner with respect to the taxation years ended December 31, 2002 and December 31, 2003, and (b) the Tax refund in the amount of C$34,291 payable by the British Columbia Ministry of Finance to the General Partner, with respect to the taxation year ended March 31, 2004, in either case net of all costs associated with the collection or receipt of such amounts.

“Exterran Names” has the meaning set forth in Section 8.03.

“Financing” means the debt financing the Purchaser is seeking to finance the transactions contemplated by this Agreement, which financing shall contain terms and conditions acceptable to the Purchaser, acting reasonably.

“First Target Closing Date” has the meaning set forth in Section 2.01(a).

“GAAP” means accounting principles generally accepted in the United States of America as at the applicable date of determination.

“General Partner” has the meaning set forth in the Recitals hereto.

“Government Contract” means any contractual obligation of the Partnership with a Governmental Authority, including any blanket purchasing agreement or task or delivery order, and any subcontract (at any tier) of the Partnership with a prime contractor or higher-tier subcontractor to a Governmental Authority.

“Governmental Authority” means any government, domestic or foreign, having jurisdiction over the Partners or the Partnership, the business of the Partnership or its assets and includes all federal, provincial, state and municipal governments and their departments, a corporation that is an agent of the Crown in right of Canada or the Crown in right of a province, or any corporation, commission, board, agency or instrumentality or other body empowered to exercise quasi-judicial or governmental functions and whose members are appointed by an act of Parliament, an act of a legislature, a Governor in Council, a Lieutenant Governor in Council or a member of any executive council or any combination thereof.

“GP Financial Statements” has the meaning set forth in Section 5.02(f)(i).

“GP Interim Financial Statements” has the meaning set forth in Section 5.02(f)(i).

“GP Year End Financial Statements” has the meaning set forth in Section 5.02(f)(i).

“GST” means goods and services taxes levied under the Excise Tax Act (Canada).

“HST” means harmonized sales taxes levied under the Excise Tax Act (Canada).

“including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

“Income Taxes” means Taxes payable pursuant to the Tax Act and similar provincial legislation.

“Indebtedness” means, with respect to the Partners and the Partnership on a consolidated basis, as at the Closing, without duplication below and without duplication in respect of any amounts forming part of current liabilities and otherwise accounted for in the determination of Actual Working Capital, (a) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of the Partners and the Partnership, including without limitation as related to any demand loans, operating loans and long term capital loans, (b) any indebtedness of the Partners and the Partnership evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which the Partners or the Partnership are liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (d) any capital leases meaning any lease or other arrangement relating to property which would be required to be accounted for as a capital lease on the balance sheet of the Partners or the Partnership if that balance sheet were prepared in accordance with GAAP, (e) issued but uncleared checks and bank drafts drawn on the Partners’ or the Partnership’s bank accounts, and (f) any indebtedness of the nature described in each of (a) through (d) above of another Person that is guaranteed in any manner by the Partners or the Partnership (other than endorsements of negotiable instruments or guarantees of performance entered into in the ordinary course of business), but for greater certainty “Indebtedness” shall not include:  (i) any accrued liabilities included in the calculation of the Actual Working Capital, (ii) any Inter-Company Indebtedness, or (iii) any other amount that may be owing by the Partnership to the Purchaser or any of its Affiliates, other than ordinary course trade payables.

“Indemnified Person” means any Person entitled to indemnification under Article IX.

“Indemnifier” means any Person obligated to provide indemnification under Article IX.

“Indemnity Payment” means any amount required to be paid under Section 9.02 or Section 9.03.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (a) patents, patent applications and patent disclosures; (b) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; (e) trade secrets, confidential information, know-how and inventions; and (f) computer software (including but not limited to source code, executable code, data, databases and documentation).

“Inter-Company Indebtedness” means (a) any indebtedness owing by any Affiliate of the Seller (other than the Partnership and the Partners) to the Partnership and the Partners or any of them, and (b) any indebtedness owing by the Partnership and the Partners or any of them to any Affiliate of the Seller (other than the Partnership and the Partners).  For greater certainty, Inter-Company Indebtedness shall not include any amount owing from the Partnership to the Partners or from the Partners to the Partnership.

“Interim Cash Funding Amount” has the meaning set forth in Section 1.06.

“Interim Cash Funding Statement” has the meaning set forth in Section 1.06.

“Interim Funding Period” has the meaning set forth in Section 1.06.

“Interim Period” means the period from the date hereof to the Effective Time.

“Inventory” means all inventory, finished goods, work-in-progress and raw materials relating to the business of the Partnership, wherever situated.

“Joint Instruction” has the meaning set forth in Section 2.02(b).

“Knowledge” shall mean and is limited to:

(a)                                 In relation to a representation and warranty of the Seller, the actual knowledge of Kenneth Bickett, David Gillette, Jason Ingersoll, Kent Jensen, Samitha Gajameragedara, Kelly Battle, David Miller, Steve Muck and Greek Rice as at the Closing Date after having made due inquiry of such officers of the Partnership and the Partners, as the context requires, as the Seller considers reasonably necessary and appropriate with regard to the matters that are the subject of such representations and warranties, and shall not be deemed to include any imputed, constructive or implied knowledge that any other Person may possess; and

(b)                                 In relation to a representation and warranty of the Purchaser or the Parent, the actual knowledge of Stephen Owens, Hootan Yaghoobzadeh and Andre Ohnona as at the Closing Date after having made due inquiry of such officers of the Purchaser and the Parent, as the context requires, as such party considers reasonably necessary and appropriate with regard to the matters that are the subject of such representations and warranties, and shall not be deemed to include any imputed, constructive or implied knowledge that any other Person may possess.

“Law” means any statute, legislation, regulation, rule, bylaw, code, code of practice, guideline, rule, enforceable directive, or principle of common law,  judgment, injunction, order, or decree that, in each case, has the force of law.

“Leased Real Property” has the meaning set forth in Section 4.07(b).

“Lien” means any claim, lien, pledge, mortgage, deed of trust, charge, security interest, claim, lease, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other comparable restriction or limitation whatsoever or other encumbrance, option, defect or other right of any third Person of any nature whatsoever (including without limitation lessor ownership rights, rights resulting from a lease and rights related to an instalment sale, a trial sale or a sale with right of redemption).

“Limited Partner” has the meaning set forth in the Recitals hereto.

“Losses” has the meaning set forth in Section 9.02(a).

“LP Shares” has the meaning set forth in the Recitals hereto.

“Material Adverse Effect” means (a) damage to or destruction of a material part of the property, plant or equipment of the Partnership, and (b) any change in the operations or financial condition of the Partnership, other than changes in the ordinary course of the business of the Partnership, which could reasonably be expected to be materially adverse to the Partnership; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change or effect attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Partnership participates, the U.S. or Canadian economy as a whole or the capital markets in general or the markets in which the Partnership operates; (iii) compliance with the terms of, or the taking of any action required by, this Agreement or any related action; (iv) any change in applicable Laws or the interpretation thereof (provided that such change does not affect the Partnership in a substantially disproportionate manner); (v) actions required to be taken under applicable Laws; (vi) any change in accounting requirements or principles or any change in related Laws, rules or regulations or the interpretation thereof; or (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism.

“Material Customer” has the meaning set forth in Section 4.22(a).

“Material Supplier” has the meaning set forth in Section 4.22(b).

“Non-Tax Fundamental Representations” has the meaning set forth in Section 9.01(a)(i).

“Objections Statement” has the meaning set forth in Section 1.03(c).

“Parent” has the meaning set forth in the recitals hereto.

“Partners” means the General Partner and the Limited Partner and “Partner” means either of them.

“Partnership” has the meaning set forth in the Recitals hereto.

“Partnership Confidential Information” means all proprietary and non-public information regarding the Partnership and the Partners, including (i) business plans, client lists, sales and marketing information, and business and financial plans all as specifically related to the Partnership’s business and/or customers, but not as related to such information as is necessary for the Seller or its Affiliates to continue its business in the United States or otherwise outside of Canada, (ii) information regarding ongoing litigation, and (iii) pricing information, drawings, know-how, technical information, operating techniques, prototypes and financial data, but all only as specifically related to the Partnership and not as related to such information as is used or maintained by the Seller or its Affiliates in connection with their respective business or operations in the United States or otherwise outside of Canada.

“Partnership Interests” has the meaning set forth in the Recitals hereto.

“party” means, except where the context otherwise requires, a party to this Agreement.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Partnership; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (c) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over real property which are not violated by the current use and operation of real property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to real property which do not materially impair the occupancy or use of real property for the purposes for which it is currently used in connection with the Partnership’s businesses; (e) matters which would be disclosed by an inspection or accurate survey of each parcel of real property which to the Partnership’s Knowledge do not materially impair the occupancy or use of real property for the purposes for which it is currently used; and (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each case which do not materially interfere with the use of such property or assets.

“Person” means an individual, a partnership, a corporation, a limited liability partnership, an association, a joint stock partnership, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Information” means information about an identifiable employee of the Partnership.

“Pre-Closing Off-Balance Sheet Liabilities” means any actual or contingent liabilities of the Partnership, the General Partner or the Limited Partner, as would be required by GAAP to be reflected on the Closing Balance Sheet, other than such actual or contingent liabilities reflected in the Actual Working Capital Statement in accordance with the requirements of Section 1.03 or otherwise extinguished prior to the Effective Time.

“Pre-Closing Transactions” has the meaning set forth in Section 7.02.

“Prior Period” means any taxation year or period ending on or before the Closing Date (including as a consequence of the Closing) and the portion through the end of the Closing Date of any Straddle Period.

“Privacy Laws” means any and all Laws relating to privacy and the collection, use and disclosure of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law (including the Personal Information Protection Act (Alberta)).

“PST” means provincial sale taxes levied under the applicable provincial legislation.

“Purchase Price” has the meaning set forth in Section 1.02(a) and, for greater certainty, includes any adjustments to the Purchase Price made in accordance with the applicable provisions of this Agreement.

“Purchased Accounts Receivable” means, with respect to the Partnership, accounts receivable net of applicable reserves and allowances for customer credits consistently applied.  For avoidance of doubt, Purchased Accounts Receivable shall exclude any accounts related to Exterran Water Solutions ULC.

“Purchased Shares” has the meaning set forth in the Recitals hereto.

“Purchaser” has the meaning set forth in the Recitals hereto.

“Purchaser Closing Notice” has the meaning set forth in Section 2.01(b).

“Purchaser Indemnitees” has the meaning set forth in Section 9.02(a).

“Real Property Leases” has the meaning set forth in Section 4.07(b).

“Reduced Earn-Out Payment” means an amount equal to the result of the formula:

C$5,000,000  x (1 — ((C$34,000,000 — y) / C$10,000,000)

where y is the total enterprise value of the business conducted by the Partnership (net of third party transaction related fees and expenses) represented by the aggregate consideration received by the Parent or an affiliate of the Parent in connection with the direct or indirect sale of a controlling interest in the General Partner, the Partnership or any successor to the business conducted by the Partnership to a third party.

“Reference Date” means September 30, 2012.

“Reference Date Balance Sheet” has the meaning set forth in Section 1.03(a)(i).

“Sample Working Capital” means the Working Capital as of the Reference Date calculated in accordance with the Sample Working Capital Statement.

“Sample Working Capital Statement” means the statement attached hereto as Exhibit E pursuant to which the Sample Working Capital has been calculated.

“Second Target Closing Date” has the meaning set forth in Section 2.01(a).

“Seller” has the meaning set forth in the Recitals hereto.

“Seller Note” means the promissory note in the form attached hereto as Exhibit F.

“Seller Indemnitees” has the meaning set forth in Section 9.03(a).

“Significant Contracts” has the meaning set forth in Section 4.09(b).

“Straddle Period” has the meaning set forth in Section 12.06.

“Tax” or “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any applicable Tax Legislation, including, Canadian federal, provincial, territorial, municipal and local, foreign or other income, capital, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, franchise, withholding, payroll or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums and provincial workers’ compensation payments, including any interest, penalties and fines associated therewith.

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), as amended to the date of this Agreement.

“Tax Claim” has the meaning set forth in Section 12.04(a) and, for greater certainty, includes claims, notices or communications applicable to the Excluded Tax Refunds.

“Tax Data” has the meaning set forth in Section 12.02(e) and, for greater certainty, includes books, records and other data and information applicable to the Excluded Tax Refunds.

“Tax Fundamental Representations” has the meaning set forth in Section 9.01(a)(ii).

“Tax Legislation” means the Tax Act and all federal, provincial, territorial, municipal, foreign, or other statutes imposing or relating to a Tax, including all treaties, conventions, rules, regulations, orders, and decrees of any jurisdiction.

“Tax Returns” means all reports, elections, returns, and other documents filed or made, or required to be filed or made under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation.

“Third Party Claim” means any claim or legal proceeding that is instituted or asserted by any Person who is not a party (or an affiliate of a party) against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under Article IX.

“Threshold AR Amount” means the amount of US$11,600,000.

“Threshold Working Capital” means the amount of US$7,900,000.

“Transaction Expenses” has the meaning set forth in Section 4.18.

“Transitional Services Agreement” has the meaning set forth in Section 2.03(n).

“US$” means dollars of the United States of America.

“US Employee Benefit Plans” means those Employee Benefit Plans which are described in Section 4.13 of the Disclosure Letter as being US Employee Benefit Plans.

“US Service Assets” means the assets related to the services which are provided by Exterran Holdings, Inc. and its US Affiliates or any of them to the Partnership and the Partners or any of them and which will be provided in accordance with the Transitional Services Agreement.

“Water Solutions HRP Agreement” has the meaning set forth in Section 2.03(o).

“Water Solutions Shares” means all of the issued and outstanding shares in the share capital of Exterran Water Solutions ULC, a wholly owned subsidiary of the General Partner.

“WC Deficiency” has the meaning set forth in Section 1.04(b);

“WC Surplus” has the meaning set forth in Section 1.04(a);

“Working Capital” means (as finally determined under Section 1.03) (a) Inventory; minus (b) all current liabilities (excluding the Inter-Company Indebtedness that has been satisfied in full), as used in the Sample Working Capital Statement; plus (c) to the extent that any completed compressor unit included in Inventory in the Sample Working Capital Statement is transferred to long-term assets prior to the Cut-Off Date, the value of such compressor units; minus (d) to the extent that any long-term assets in the Sample Working Capital Statement are transferred to Inventory prior to the Cut-Off Date, the value of such long-term assets; plus (e) other current assets to the extent that they do not exceed $400,000; and plus (f) the amount of any Eligible Uncleared Checks.  For avoidance of doubt, Working Capital shall exclude (i) any accounts related to Exterran Water Solutions ULC, and (ii) the Excluded Tax Refunds.

14.02                 Other Definitional Provisions - Successor Laws.

Any reference to any Law or regulation will be interpreted to include any revision of or successor to that Law or regulation regardless of how it is numbered or classified.

ARTICLE XV
MISCELLANEOUS

15.01                 Press Releases and Communications

No press release or public announcement related to this Agreement or the transactions contemplated herein, or any other announcement or communication to the employees, customers or suppliers of the Partnership, shall be issued or made by any party without the joint approval of the Purchaser and the Seller (which approval shall not be unreasonably withheld, conditioned or delayed) unless required by Law or listing rules (based on the advice of counsel) in which case the disclosing party shall promptly furnish a copy the other party for prior review and comment whenever commercially reasonable to do so, and shall also promptly provide a copy of such press release, announcement or communication upon issuance, distribution or publication.

15.02                 Expenses

Except as otherwise expressly provided herein, the Purchaser, the Parent and the Seller shall pay all of their own expenses (including legal and accounting fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

15.03                 Notices

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email or facsimile to the number or email address set out below, in each case if the sender on the same or next day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a recognized overnight delivery service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid provided that notice by mail shall not be given during postal disruptions.  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

To the Purchaser or the Parent:

Ironline Compression Holdings Ltd.

c/o Staple Street Capital LLC
888 Seventh Avenue, 29th Floor

New York, New York 10019
Attention: Stephen D. Owens and Hootan Yaghoobzadeh
Facsimile:  (212) 613-3142

Email: sowens@staplestreetcapital.com and hootan@staplestreetcapital.com

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:  Robert G. Minion, Esq. and Michael J. Reinhardt, Esq.

Facsimile: (973) 597-2553

Email: rminion@lowenstein.com and mreinhardt@lowenstein.com

To the Seller:

Willem van Wettum

Jan Steenlaan 24

1412 JV Naarden

The Netherlands

Email: willem@vanwettum.com

With a copy to:

David Miller

Senior Vice President and Chief Financial Officer

16666 Northchase Drive

Houston, Texas 77060

Facsimile: (281) 836-8895

Email: david.miller@exterran.com

And with a copy to:

Donald Wayne

Senior Vice President, General Counsel

16666 Northchase Drive

Houston, Texas 77060

Facsimile: (281) 836-7953

Email: donald.wayne@exterran.com

15.04                 Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Purchaser, Parent or the Seller without the prior written consent of the other party; provided that the Purchaser may assign this Agreement to (i) any Affiliate of the Purchaser and (ii) any security agent and lenders pursuant to the Financing.

15.05                 Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

15.06                 References

The table of contents and the sections and other headings and subheadings contained in this Agreement and any Exhibit hereto are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.  All references to days or months shall be deemed references to calendar days or months, unless otherwise specified as Business Days.  Unless otherwise specified, all references to “$” and “dollars” shall be deemed references to US$.  Unless the context otherwise requires, any reference to a “Section” or “Exhibit” shall be deemed to refer to a Section of this Agreement, the Disclosure Letter or an Exhibit to this Agreement, as applicable.  The words “hereof,” “herein”, “hereto”, “hereunder”, “hereby” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  English shall be the governing language of this Agreement.

15.07                 Construction

(a)                                 The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. If a breach of a representation and warranty constitutes a breach of more than one type of representation and warranty, then the Indemnified Person shall have the right to elect which type of representation and warranty has been breached by the Indemnifier.

(b)                                 Excluding the accounting terms used in Section 1.03 with respect to the calculation of the Actual Working Capital (which will not be calculated in accordance with GAAP), all accounting terms not specifically defined are to be interpreted in accordance with GAAP.

(c)                                  The information contained in this Agreement and in the Disclosure Letter and the Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party to any third party of any matter whatsoever (including without limitation any violation of Law or breach of contract).

15.08                 Amendment and Waiver

Any provision of this Agreement or the Disclosure Letter or the Exhibits hereto may be amended or waived only in a writing signed by the Purchaser and the Seller.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

15.09                 Complete Agreement

This Agreement and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way and for greater certainty, replace in their entirety any correspondence and/or term sheets pre-dating this Agreement and signed and/or exchanged between the parties or any of them.

15.10                 Third-Party Beneficiaries

Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

15.11                 Prevailing Party

In the event of a dispute between the parties with respect to their obligations under this Agreement, except as otherwise specified in this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith shall be entitled to recover from such other party its costs and expenses incurred in connection with such action or proceeding including, without limitation, reasonable legal fees and associated court costs.

15.12                 Electronic Delivery

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party or any party to any such agreement or instrument, each other party or party thereto shall re-execute original forms thereof and deliver them to all other parties.  No party and no party to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

15.13                 Counterparts

This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

15.14                 Governing Law; Exclusive Venue and Consent to Jurisdiction

All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the Province of Alberta and the federal Laws of Canada applicable therein, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the Province of Alberta or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Province of Alberta.  The parties agree that the exclusive venue for any legal proceeding under or related to this Agreement shall be the Court of Queen’s Bench sitting at Edmonton Alberta, and the parties hereby irrevocably consent to the jurisdiction of such courts.

15.15                 Specific Performance

The parties acknowledge and agree that a party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party shall also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

15.16                 Time

Time is of the essence of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.

15.17                 Waiver of Consequential Damages

Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other party for damages that are for special, indirect, punitive, exemplary or consequential damages, loss of profits or other economic loss, business interruptions or loss of opportunity in each case resulting from or arising out of this Agreement, whether in an action in contract or tort, or for any other reason whatsoever.

15.18                 Exchange Rate

Conversions between US$ and C$ as of September 30, 2012 were at a rate of US$1.016675 equals C$1.00, which is the midpoint rate on September 30, 2012 as published on the website www.oanda.com.  Unless otherwise indicated herein, including the conversions as of September 30, 2012, for all conversions between US$ and C$ that are required to carry out the provisions of this Agreement, the “noon rate” published by the Bank of Canada on the day immediately prior to the date of determination shall be the exchange rate used or, if such day is not a Business Day, then on the first Business Day immediately prior to the date of determination.

15.19                 Conflicts

It is acknowledged by each of the parties hereto that following the Closing Dentons Canada LLP (“Dentons”) may represent the Purchaser, the Partners and the Partnership even though Dentons may have represented the Seller or its Affiliates in connection with this Agreement, and the Seller hereby waives, on behalf of itself and each of its Affiliates, any claim they have or may have that Dentons has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, provided, however, that, in the event that a dispute arises after the Closing between the Purchaser or any of its Affiliates (including, after the Closing, the Partnership and the Partners) and the Seller or any of its Affiliates, Dentons may represent the Seller and its Affiliates in such dispute even though the interest of any such party may be directly adverse to the Purchaser or any of its Affiliates (including, after the Closing, the Partnership and the Partners), and even though Dentons may be handling ongoing matters for the Purchaser, the Partners or the Partnership.  The Seller and the Purchaser further agree that Dentons and its partners and employees are third-party beneficiaries of this Section 15.19.

15.20                 Exhibits

The following Exhibits are attached to and form part of this Agreement:

Exhibit A                                             -                                            Purchased Shares

Exhibit B                                             -                                            LP Shares

Exhibit C                                             -                                            Transitional Services Agreement

Exhibit D                                             -                                            Water Solutions HRP Agreement

Exhibit E                                              -                                            Sample Working Capital Statement

Exhibit F                                               -                                            Seller Note

THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXTERRAN HOLDING COMPANY NL B.V.

Per:	/s/ Willem van Wettum
Name: Willem van Wettum
Title: Managing Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXTERRAN ENERGY SOLUTIONS, L.P.

Per:	/s/ D. Bradley Childers
Name: D. Bradley Childers
Title: President and Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

IRONLINE COMPRESSION HOLDINGS LTD.

Per:	/s/ Hootan Yaghoobzadeh
Name: Hootan Yaghoobzadeh
Title: Director

Per:	/s/ Stephen D. Owens
Name: Stephen D. Owens
Title: Director

STAPLE STREET CAPITAL LLC

By:	/s/ Hootan Yaghoobzadeh
Name: Hootan Yaghoobzadeh
Title: Member

By:	/s/ Stephen D. Owens
Name: Stephen D. Owens
Title: Member

[Signature Page to Share Purchase Agreement]